Alternative Loan Trust 2006-J7
Issuing Entity

Final Term Sheet

$347,393,561 (Approximate)

CWALT, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED SEPTEMBER 27, 2006

Mortgage Pass-Through Certificates, Series 2006-J7
Distributions payable monthly, beginning in November 2006

The issuing entity will issue certificates, including the following classes of certificates that are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance/Initial Notional Amount(1)		Pass-Through Rate(2)		Initial Class Certificate Balance/Initial Notional Amount(1)		Pass-Through Rate(2)
Class 1-A-1	$79,091,000		6.25%	Class 2-X-1	$165,471,000	(4)	0.60%
Class 1-A-2	$50,168,000		6.25%	Class 2-X-2A	$165,471,000	(4)	Variable
Class 1-A-3	$3,061,000		6.25%	Class 2-X-2B	$30,352,992	(4)	Variable
Class 1-A-4	$15,806,000		6.25%	Class 2-A-R	$100		Variable
Class 1-A-5(3)	$129,259,000		6.25%	Class 1-M	$4,268,000		6.25%
Class 1-A-6(3)	$132,320,000		6.25%	Class 1-B-1	$1,976,000		6.25%
Class 1-A-7(3)	$148,126,000		6.25%	Class 1-B-2	$1,185,500		6.25%
Class 1-A-8(3)	$4,791,000		6.25%	Class 2-M-1	$5,874,000		Floating
Class 1-A-9(3)	$11,015,000		6.25%	Class 2-M-2	$5,385,000		Floating
Class 1-A-10(3)	$15,806,000		6.00%	Class 2-M-3	$1,958,000		Floating
Class 1-A-11(3)	$15,806,000		5.75%	Class 2-M-4	$1,958,000		Floating
Class 1-A-12(3)	$15,806,000		5.50%	Class 2-M-5	$1,958,000		Floating
Class 1-A-13(3)	$1,896,720		6.25%	Class 2-M-6	$1,468,000		Floating
Class 1-X	$151,692,330	(4)	Variable	Class 2-M-7	$979,000		Floating
Class 1-PO	$130,861		(5)	Class 2-M-8	$979,000		Floating
Class 1-A-R	$100		6.25%	Class 2-M-9	$1,468,000		Floating
Class 2-A-1	$132,377,000		Floating	Class 2-M-10	$3,035,000		Floating
Class 2-A-2	$33,094,000		Floating	Class 2-M-11	$1,174,000		Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)
The classes of certificates offered by this free writing prospectus are listed, together with their pass-through rates, the method for calculating their pass-through rates and their initial ratings, in the tables under “Summary — Description of the Certificates” beginning on page 7 of this free writing prospectus.

(3)
The Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates are exchangeable for certain proportions of the Class 1-A-1, Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates as described in this free writing prospectus. The Class 1-A-13 Certificates are interest only notional amount certificates. The maximum initial class certificate balances of the exchangeable certificates are set forth in the table but are not included in the aggregate certificate balance of the certificates offered.

(4)
The Class 1-X and Class 2-X-1 Certificates are interest only notional amount certificates and the Class 2-X-2A and Class 2-X-2B Certificates each consist of one interest only component and one principal only component. The initial notional amounts of the Class X Certificates are set forth in the table but are not included in the aggregate class certificate balance of all of the certificates offered.

(5)	The Class 1-PO Certificates are principal only certificates and will not accrue interest.

Summary

Issuing Entity

Alternative Loan Trust 2006-J7, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

The Sponsor originated approximately 2.98% of the initial mortgage loans in loan group 1 and all of the initial mortgage loans in loan group 2. Approximately 19.46%, 17.05% and 11.83% of the initial mortgage loans in loan group 1 were originated by WAMU Capital Corp., American Home Mortgage Corp and Opteum Financial Services, LLC. The remainder of the initial mortgage loans in each loan group were originated by various other originators, which, individually, originated less than 10% of the initial mortgage loans in each loan group.

Master Servicer

Countrywide Home Loans Servicing LP

Trustee

The Bank of New York

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut off Date

For any mortgage loan in loan group 2 and any mortgage loan in loan group 1 conveyed to the issuing entity on the closing date, the later of October 1, 2006 and the date of origination for that mortgage loan (the “initial cut-off date”).

For any mortgage loan in loan group 1 conveyed to the issuing entity after the closing date, the later of the origination date for that mortgage loan and the first day of the month of the conveyance to the issuing entity.

Pre-Funding

If the aggregate stated principal balance as of the initial cut-off date of the mortgage loans in loan group 1 conveyed to the issuing entity on the closing date is less than $158,057,786, an account (the “pre-funding account”) will be established with the trustee on the closing date and funded in an amount equal to any such difference (referred to as the “pre-funded amount”).

Funding Period:

The funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $150,000 and (y) November 30, 2006.

Use of Pre-Funded Amount:

The pre-funded amount is expected to be used to purchase supplemental mortgage loans for loan group 1. Any portion of the pre-funded amount not used during the funding period to purchase supplemental mortgage loans will be distributed to holders of the group 1 senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Restrictions on Supplemental Mortgage Loan Purchases:

Purchases of supplemental mortgage loans are subject to the same criteria as the initial mortgage loans in loan group 1 and additional restrictions related to the composition of the mortgage pool following the acquisition of the supplemental mortgage loans, as described in this free writing prospectus.

Capitalized Interest Account:

Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from mortgage loans to pay all the interest due on the related certificates on the first and possibly the second distribution dates. If a pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Closing Date

On or about October 30, 2006.

The Mortgage Loans

The mortgage loans will consist of two loan groups. Loan group 1 will consist primarily of 30-year conventional fixed rate mortgage loans secured by first liens on one-to-four family residential properties. Loan group 2 will consist of primarily 30-year conventional adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties.

The statistical information presented in this free writing prospectus is as of the initial cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the initial mortgage loans as of the initial cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, the statistical information presented in this free writing prospectus does not reflect all of the mortgage loans that may be included in the issuing entity. Additional mortgage loans may be included during the funding period. Further, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be added to or substituted for the initial mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the final mortgage pool although the initial cut-off date information regarding the actual initial mortgage loans may vary somewhat from the information regarding the initial mortgage loans presented in this free writing prospectus.

As of the initial cut-off date, the mortgage loans in each of loan group 1 and loan group 2 had the following characteristics:

Loan Group 1

Aggregate Current Principal Balance	$121,561,104

Geographic Concentrations in excess of 10%:

California	35.90%

New York	10.96%

Weighted Average Original LTV Ratio	72.58%

Weighted Average Mortgage Rate	6.985%

Range of Mortgage Rates	5.750% to 8.000%

Average Current Principal Balance	$453,586

Range of Current Principal Balances	$49,799 to $2,192,359

Weighted Average Remaining Term to Maturity	358 months

Weighted Average FICO Credit Score	704

Loan Group 2

Aggregate Current Principal Balance	$195,824,093

Geographic Concentrations in excess of 10%:

California	47.18%

Florida	12.93%

Weighted Average Original LTV Ratio	77.23%

Weighted Average Current Mortgage Rate	7.433%

Range of Current Mortgage Rates	1.000% to 9.875%

Average Current Principal Balance	$360,634

Range of Current Principal Balances	$64,070 to $1,700,000

Weighted Average Remaining Term to Maturity	401 months

Weighted Average FICO Credit Score	710

Weighted Average Gross Margin	4.041%

Weighted Average Maximum Mortgage Rate	9.956%

Weighted Average Minimum Mortgage Rate	4.041%

Maximum Negative Amortization 110% 115%	5.33% 94.67%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance / Initial Notional Amount(1)		Type	Initial Rating (S&P) (2)	Initial Rating (Moody’s) (2)
Offered Certificates
Class 1-A-1	$79,091,000		Senior/Fixed Pass-Through Rate/Depositable	AAA	Aaa
Class 1-A-2	$50,168,000		Senior/Fixed Pass-Through Rate/Depositable	AAA	Aaa
Class 1-A-3	$3,061,000		Senior/Fixed Pass-Through Rate/Depositable	AAA	Aaa
Class 1-A-4	$15,806,000		Senior/Fixed Pass-Through Rate/NAS/Depositable	AAA	Aaa
Class 1-A-5	$129,259,000		Senior/Fixed Pass-Through Rate/Exchangeable(3)	AAA	Aaa
Class 1-A-6	$132,320,000		Senior/Fixed Pass-Through Rate/Exchangeable(3)	AAA	Aaa
Class 1-A-7	$148,126,000		Senior/Fixed Pass-Through Rate/Exchangeable(3)	AAA	Aaa
Class 1-A-8	$4,791,000		Senior/Fixed Pass-Through Rate/NAS/ Exchangeable(3)	AAA	Aaa
Class 1-A-9	$11,015,000		Senior/Fixed Pass-Through Rate/NAS/ Exchangeable(3)	AAA	Aaa
Class 1-A-10	$15,806,000		Senior/Fixed Pass-Through Rate/NAS/ Exchangeable(3)	AAA	Aaa
Class 1-A-11	$15,806,000		Senior/Fixed Pass-Through Rate/NAS/ Exchangeable(3)	AAA	Aaa
Class 1-A-12	$15,806,000		Senior/Fixed Pass-Through Rate/NAS/ Exchangeable(3)	AAA	Aaa
Class 1-A-13	$1,896,720		Senior/Fixed Pass-Through Rate/Notional Amount/Interest Only/ Exchangeable(3)	AAA	Aaa
Class 1-X	$151,692,330	(4)	Senior/Notional Amount/ Interest Only/Variable Pass-Through Rate	AAA	Aaa
Class 1-PO	$130,861		Senior/Principal Only	AAA	Aaa
Class 1-A-R	$100		Senior/Fixed Pass-Through Rate/Residual	AAA	Aaa
Class 2-A-1	$132,377,000		Senior/Floating Pass-Through Rate/Super Senior	AAA	Aaa

Class	Initial Class Certificate Balance / Initial Notional Amount(1)		Type	Initial Rating (S&P) (2)	Initial Rating (Moody’s) (2)
Class 2-A-2	$33,094,000		Senior/Floating Pass-Through Rate/Support	AAA	Aaa
Class 2-X-1	$165,471,000	(5)	Senior/Notional Amount/Interest Only/Fixed Pass-Through Rate	AAA	Aaa
Class 2-X-2A	$165,471,000	(6)	Senior/Variable Pass-Through Rate/Component	AAA	Aaa
Class 2-X-2B	$30,352,992	(6)	Senior/Variable Pass-Through Rate/Component	AAA	Aaa
Class 2-A-R	$100		Senior/Variable Pass-Through Rate/Residual	AAA	Aaa
Class 1-M	$4,268,000		Subordinate/Fixed Pass-Through Rate	AA	N/R
Class 1-B-1	$1,976,000		Subordinate/Fixed Pass-Through Rate	A	N/R
Class 1-B-2	$1,185,500		Subordinate/Fixed Pass-Through Rate	BBB	N/R
Class 2-M-1	$5,874,000		Subordinate/Floating Pass-Through Rate	AA+	Aa1
Class 2-M-2	$5,385,000		Subordinate/Floating Pass-Through Rate	AA	Aa1
Class 2-M-3	$1,958,000		Subordinate/Floating Pass-Through Rate	AA-	Aa1
Class 2-M-4	$1,958,000		Subordinate/Floating Pass-Through Rate	A+	Aa1
Class 2-M-5	$1,958,000		Subordinate/Floating Pass-Through Rate	A	Aa1
Class 2-M-6	$1,468,000		Subordinate/Floating Pass-Through Rate	A-	Aa1
Class 2-M-7	$979,000		Subordinate/Floating Pass-Through Rate	BBB+	Aa1
Class 2-M-8	$979,000		Subordinate/Floating Pass-Through Rate	BBB	Aa2
Class 2-M-9	$1,468,000		Subordinate/Floating Pass-Through Rate	BBB-	Aa3
Class 2-M-10	$3,035,000		Subordinate/Floating Pass-Through Rate	N/R	Baa1
Class 2-M-11	$1,174,000		Subordinate/Floating Pass-Through Rate	N/R	Baa3
Non-Offered Certificates(7)
Class 1-B-3	$948,500		Subordinate/Fixed Pass-Through Rate
Class 1-B-4	$790,500		Subordinate/Fixed Pass-Through Rate
Class 1-B-5	$632,324		Subordinate/Fixed Pass-Through Rate
Class 2-B-1	$979,000		Subordinate/Floating Pass-Through Rate

Class	Initial Class Certificate Balance / Initial Notional Amount(1)		Type	Initial Rating (S&P) (2)	Initial Rating (Moody’s) (2)
Class 2-B-2	$587,000		Subordinate/Floating Pass-Through Rate
Class 2-B-3	$2,550,992		Subordinate/Floating Pass-Through Rate
Class 1-P	$100	(8)	Prepayment Charges
Class 2-P	$100	(8)	Prepayment Charges

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). The Class 1-B-3, Class 1-B-4, Class 1-B-5, Class 2-B-1, Class 2-B-2, Class 2-B-3, Class 1-P and Class 2-P Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates are exchangeable for certain proportions of the Class 1-A-1, Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates as described in this free writing prospectus under “Description of the Certificates—Exchangeable Certificates.” The maximum initial class certificate balance of the each of the Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates is set forth in the table but is not included in the aggregate class certificate balance of the offered certificates.

(4)
The notional amount of the Class 1-X Certificates for any distribution date will equal the aggregate stated principal balance of the non-discount mortgage loans in loan group 1 as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to that preceding due date).

(5)
The notional amount of the Class 2-X-1 Certificates for any distribution date will equal the aggregate class certificate balance of the Class 2-A-1 and Class 2-A-2 Certificates immediately prior to such distribution date.

(6)
Solely for purposes of determining distributions of principal and interest and the allocation of realized losses and net deferred interest on the group 2 mortgage loans, the Class 2-X-2A and Class 2-X-2B Certificates will be comprised of two components that are not separately transferable: one interest-only component (the Class 2-X-2A-IO and Class 2-X-2B-IO Component, respectively) and one principal-only components (the Class 2-X-2A-PO and Class 2-X-2B-PO Component, respectively). These interest-only and principal-only components are sometimes referred to as IO Components and PO Components, respectively.

The IO Components are notional amount, interest-only components that will not have component principal balances. Each PO Component will have a component principal balance (initially zero).

The notional amount of the Class 2-X-2A and Class 2-X-2B Certificates will equal the component notional amount of its IO Component. The class certificate balance of the Class 2-X-2A and Class 2-X-2B Certificates will equal the component principal balance of the related PO Component.

IO Components. The “component notional amount” of the Class 2-X-2A-IO Component for the interest accrual period related to any distribution date will equal the sum of the aggregate class certificate balance of the Class 2-A-1 and Class 2-A-2 Certificates and the component principal balance of the Class 2-X-2A-PO Component immediately prior to such distribution date. The “component notional amount” of the Class 2-X-2B-IO Component for the interest accrual period related to any distribution date will be equal to the sum of (1) the aggregate class certificate balance of the group 2 subordinated certificates immediately prior to such distribution date and (2) the component principal balance of the Class 2-X-2B-PO Component immediately prior to such distribution date.

PO Components. The “component principal balance” of each PO Component initially will be zero and will increase depending on the amount of net deferred interest from the group 2 mortgage loans allocated to the related IO Component, as described under “Description of the Certificates—Interest” in this free writing prospectus. The component principal balance of a PO Component will be reduced by all amounts actually distributed as principal on that component and all realized losses applied in reduction of principal on that component on all prior distribution dates and will be increased by amounts allocated as subsequent recoveries to that PO Component as described under “Description of the Certificates─Calculation of Class Certificate Balance” in this free writing prospectus.

(7)
The Class 1-B-3, Class 1-B-4, Class 1-B-5, Class 2-B-1, Class 2-B-2, Class 2-B-3, Class 1-P and Class 2-P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class 1-B-3, Class 1-B-4, Class 1-B-5, Class 2-B-1, Class 2-B-2, Class 2-B-3, Class 1-P and Class 2-P Certificates is provided only to permit a better understanding of the offered certificates.

(8)
The Class 1-P and Class 2-P Certificates also have a notional amount equal to the aggregate stated principal balance as of the initial cut-off date of the initial mortgage loans in loan group 1 and loan group 2, respectively, that require the payment of a prepayment charge.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Interest Accrual Period	Interest Accrual Convention
Offered Certificates
Class 1-A-1	6.25%	calendar month (1)	30/360 (2)
Class 1-A-2	6.25%	calendar month (1)	30/360 (2)
Class 1-A-3	6.25%	calendar month (1)	30/360 (2)
Class 1-A-4	6.25%	calendar month (1)	30/360 (2)
Class 1-A-5	6.25%	calendar month (1)	30/360 (2)
Class 1-A-6	6.25%	calendar month (1)	30/360 (2)
Class 1-A-7	6.25%	calendar month (1)	30/360 (2)
Class 1-A-8	6.25%	calendar month (1)	30/360 (2)
Class 1-A-9	6.25%	calendar month (1)	30/360 (2)
Class 1-A-10	6.00%	calendar month (1)	30/360 (2)
Class 1-A-11	5.75%	calendar month (1)	30/360 (2)
Class 1-A-12	5.50%	calendar month (1)	30/360 (2)
Class 1-A-13	6.25%	calendar month (1)	30/360 (2)
Class 1-X	(3)	calendar month (1)	30/360 (2)
Class 1-PO	(4)	N/A	N/A
Class 1-A-R	6.25%	calendar month (1)	30/360 (2)
Class 2-A-1	COFI + 1.500% (5)	calendar month (1)	30/360 (2)
Class 2-A-2	COFI + 1.500% (5)	calendar month (1)	30/360 (2)
Class 2-X-1	0.600%	calendar month (1)	30/360 (2)
Class 2-X-2A	(6)	calendar month (1)	30/360 (2)
Class 2-X-2B	(7)	calendar month (1)	30/360 (2)
Class 2-A-R	(8)	calendar month (1)	30/360 (2)
Class 1-M	6.25%	calendar month (1)	30/360 (2)
Class 1-B-1	6.25%	calendar month (1)	30/360 (2)
Class 1-B-2	6.25%	calendar month (1)	30/360 (2)
Class 2-M-1	LIBOR + 0.410% (5)	(9)	Actual/360 (10)
Class 2-M-2	LIBOR + 0.430% (5)	(9)	Actual/360 (10)
Class 2-M-3	LIBOR + 0.450% (5)	(9)	Actual/360 (10)
Class 2-M-4	LIBOR + 0.570% (5)	(9)	Actual/360 (10)
Class 2-M-5	LIBOR + 0.620% (5)	(9)	Actual/360 (10)
Class 2-M-6	LIBOR + 0.720% (5)	(9)	Actual/360 (10)
Class 2-M-7	LIBOR + 1.550% (5)	(9)	Actual/360 (10)
Class 2-M-8	LIBOR + 1.850% (5)	(9)	Actual/360 (10)
Class 2-M-9	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Class 2-M-10	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Class 2-M-11	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Non-Offered Certificates
Class 1-B-3	6.25%	calendar month (1)	30/360 (2)
Class 1-B-4	6.25%	calendar month (1)	30/360 (2)
Class 1-B-5	6.25%	calendar month (1)	30/360 (2)
Class 2-B-1	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Class 2-B-2	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Class 2-B-3	LIBOR + 2.250% (5)	(9)	Actual/360 (10)
Class 1-P	N/A	N/A	N/A
Class 2-P	N/A	N/A	N/A
__________
(1)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(2)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(3)
The pass-through rate for the Class 1-X Certificates for the interest accrual period related to any distribution date will equal the weighted average of the net mortgage rates of the non-discount mortgage loans in loan group 1, weighted on the basis of the stated principal balances thereof as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) less 6.25%.

(4)	The Class 1-PO Certificates are principal only certificates and are not entitled to any distributions of interest.

(5)
The pass-through rates on the COFI and LIBOR Certificates for any interest accrual period related to any distribution date will equal one-month COFI or one-month LIBOR, as applicable, plus the related margin, subject to a cap. After the optional termination date, the margin for each Class 2-M Certificate will equal the product of 1.5 and the related initial margin. The pass-through rates on the COFI and LIBOR Certificates may adjust monthly based on the level of one-month COFI and LIBOR, as applicable. COFI for the related interest accrual period is calculated as described in this free writing prospectus under “Description of the Certificates - Determination of COFI.” LIBOR for the related interest accrual period is calculated as described in this free writing prospectus under “Description of the Certificates - Determination of LIBOR.”

(6)
The pass-through rate for the Class 2-X-2A-IO Component for the interest accrual period related to any distribution date will equal (x) the weighted average adjusted net mortgage rate for the group 2 mortgage loans weighted on the basis of the stated principal balances thereof as of the due date in the prior calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) minus 0.600%, over (y) the weighted average pass-through rate of the COFI Certificates and the Class 2-X-2A-PO Component for the related interest accrual period.

(7)
The pass-through rate for the Class 2-X-2B-IO Component for the interest accrual period related to any distribution date will equal (x) the weighted average adjusted net mortgage rate for the group 2 mortgage loans weighted on the basis of the stated principal balances thereof as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) over (y) the weighted average pass-through rate of the LIBOR Certificates (calculated on the basis of a 360-day year divided into twelve 30-day months) and the Class 2-X-2B-PO Component for the related interest accrual period.

(8)
The pass-through rate for the Class 2-A-R Certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans in loan group 2.

(9)
The interest accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(10)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable interest accrual period.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Group 1 Senior Certificates
Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class
1-A-5, Class 1-A-6, Class
1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12, Class 1-A-13, Class 1-X, Class 1-PO and Class 1-A-R Certificates

Group 2 Senior Certificates	Class 2-A-1, Class 2-A-2, Class 2-X-1, Class 2-X-2A, Class 2-X-2B and Class 2-A-R Certificates
COFI Certificates	Class 2-A-1 and Class 2-A-2 Certificates
Notional Amount Certificates	Class 1-A-13, Class 1-X and Class 2-X-1 Certificates
Class X Certificates	Class 1-X and Class 2-X Certificates
Class 2-X Certificates	Class 2-X-1, Class 2-X-2A and Class 2-X-2B Certificates
Class A-R Certificates	Class 1-A-R and Class 2-A-R Certificates
IO Components	Class 2-X-2A-IO Component and Class 2-X-2B-IO Components
PO Components	Class 2-X-2A-PO Component and Class 2-X-2B-PO Components
Group 1 Certificates	Group 1 Senior Certificates and Group 1 Subordinated Certificates
Group 2 Certificates	Group 2 Senior Certificates and Group 2 Subordinated Certificates
Senior Certificate Group	Each of the Group 1 Senior Certificates and Group 2 Senior Certificates
Senior Certificates	Group 1 Senior Certificates and Group 2 Senior Certificates
Subordinated Certificates	Class M and Class B Certificates
Group 1 Subordinated Certificates	Class 1-M and Class 1-B Certificates
LIBOR Certificates or Group 2 Subordinated Certificates	Class 2-M and Class 2-B Certificates
Class 2-M Certificates	Class 2-M-1, Class 2-M-2, Class 2-M-3, Class 2-M-4, Class 2-M-5, Class 2-M-6, Class 2-M-7, Class 2-M-8, Class 2-M-9, Class 2-M-10 and Class 2-M-11 Certificates
Class M Certificates	Class 1-M and Class 2-M Certificates
Class 1-B Certificates	Class 1-B-1, Class 1-B-2, Class 1-B-3, Class 1-B-4 and Class 1-B-5 Certificates
Class 2-B Certificates	Class 2-B-1, Class 2-B-2 and Class 2-B-3 Certificates
Class B Certificates	Class 1-B and Class 2-B Certificates
Class P Certificates	Class 1-P and Class 2-P Certificates
Floating Rate Certificates	COFI Certificates and LIBOR Certificates
Depositable Certificates	Class 1-A-1, Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates
Exchangeable Certificates	Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates

Record Date

Offered Certificates (other than the LIBOR Certificates)

The last business day of the month preceding the month of that distribution date.

LIBOR Certificates

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the month preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class 1-A-3 and Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class 1-A-3 Certificates

$1,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

With respect to the group 1 certificates, beginning on November 27, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

With respect to the group 2 certificates, beginning on November 20, 2006, and thereafter on the 20th day of each calendar month, or if the 20th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the group 1 certificates is the distribution date in November 2036. The last scheduled distribution date for the group 2 certificates is the distribution date in November 2046. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the related mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each interest-bearing class of certificates or component is shown in the table on page 11.

On each distribution date, to the extent funds are available for the related loan group, each interest-bearing class of certificates and component will be entitled to receive:

•
interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or component notional amount, as applicable, immediately prior to that distribution date; and

•	any interest remaining unpaid from prior distribution dates; less

•	any net interest shortfalls allocated to that class or component for that distribution date; and less

•	in the case of the group 2 certificates, any net deferred interest allocated to that class or component for that distribution date.

On each distribution date, each class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as interest on the related depositable certificates.

The Class 1-PO Certificates and the PO Components do not bear interest.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest on the group 2 mortgage loans that will be allocated to the group 2 certificates will equal the excess, if any, of:

•	the interest deferred on the group 2 mortgage loans from the previous due date to the due date related to that distribution date, over

•
the amount of principal prepayments and subsequent recoveries received on the group 2 mortgage loans during the calendar month prior to that distribution date (this amount is referred to as the “net deferred interest“).

For any distribution date, the group 2 senior percentage of the amount of net deferred interest on the group 2 mortgage loans will be allocated to the group 2 senior certificates or IO Components and the group 2 subordinated percentage of that net deferred interest will be allocated to the group 2 subordinated certificates. Among the group 2 senior certificates or group 2 subordinated certificates, as applicable, the net deferred interest allocated to a class of certificates or an IO Component will generally be an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates or the IO Component at their respective pass-through rates during the interest accrual period related to that distribution date, over

•
the amount of interest that would have accrued if the pass-through rate for that class of certificates or IO Component was equal to the adjusted rate cap for that class or component and distribution date, in each case not to exceed the interest entitlement for that class or component for that distribution date.

The amount of net deferred interest allocated to a class of certificates will be added to the class certificate balance of the class or, in the case of an IO Component, to the component principal balance of the related PO Component.

Allocation of Net Interest Shortfalls

For any distribution date, the interest entitlement for each interest-bearing class of certificates or component will be reduced by the amount of net interest shortfalls experienced by the related mortgage loans resulting from:

•	prepayments on the related mortgage loans; and

•	reductions in the interest rate on the related mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls for a loan group on any distribution date will be allocated pro rata among all interest-bearing classes of the related senior certificates and the related subordinated certificates, based on their respective entitlements, in each case before taking into account any reduction in the interest entitlements due to shortfalls.

If on any distribution date, available funds for a loan group are not sufficient to make a full distribution of the interest entitlement on the related interest-bearing certificates and components in the order described below under “— Priority of Distributions Among Certificates”, interest will be distributed on each class of related certificates of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and components will be entitled to receive on the next distribution date. Any unpaid interest amount carried forward will not bear interest.

On each distribution date, each class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as interest on the related depositable certificates.

Carryover Shortfall Amount:

If the pass-through rate on a class of group 2 certificates (other than the related Class X Certificates) for the interest accrual period related to a distribution date is limited by the related rate cap, any resulting interest shortfall (referred to as a “carryover shortfall amount“) may be paid on that distribution date or (except in the case of the Class 2-B Certificates) on future distribution dates from amounts otherwise distributable as interest on one of the IO Components as described below under

“—Priority of Distributions.”

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Loan Group 1

All payments and other amounts in respect of principal of the mortgage loans in loan group 1 will be allocated between the Class 1-PO Certificates, on the one hand, and the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) and the group 1 subordinated certificates, on the other hand, in each case based on the applicable PO percentage and the applicable non-PO percentage, respectively, of those amounts. The non-PO percentage with respect to any mortgage loan in loan group 1 with a net mortgage rate less than the related required coupon will be equal to the net mortgage rate divided by 6.25% and the PO percentage of that mortgage loan will be equal to 100% minus that non-PO percentage. With respect to a mortgage loan in loan group 1 with a net mortgage rate equal to or greater than 6.25%, the non-PO percentage will be 100% and the PO percentage will be 0%. The applicable non-PO percentage of amounts in respect of principal will be allocated to the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) as set forth below, and any remainder of that non-PO amount will be allocated to the group 1 subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the group 1 senior certificates is based on the ratio of the aggregate class certificate balance of those senior certificates to the non-PO percentage of the principal balance of the mortgage loans in loan group 1; and

•
in the case of principal prepayments, the amount allocated to the related senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Loan Group 2

All payments and other amounts in respect of principal of the mortgage loans in loan group 2 will be allocated to the group 2 senior certificates as set forth below, and any remainder will be allocated to the group 2 subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the group 2 senior certificates is based on the ratio of the aggregate class certificate balance of those senior certificates to the aggregate class certificate balance of the group 2 certificates; and

•
in the case of net principal prepayments, the amount allocated to the group 2 senior certificates is based on a fixed percentage (equal to 100%) until the tenth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

General

Notwithstanding the foregoing, no decrease in the senior prepayment percentage of a loan group will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans in that loan group are satisfied. In addition, with respect to loan group 2, if the subordination percentage meets a certain threshold and certain conditions related to the loss and delinquency performance of the group 2 mortgage loans are satisfied (referred to as the “two-times test”), the senior prepayment percentage for loan group 2 will step down prior to the tenth anniversary of the first distribution date, and will be a smaller percentage than would be the case if the two times test were not met.

Principal will be distributed on each class of certificates or component entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

On each distribution date, each class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as principal of the related depositable certificates.

The Class 1-A-13, Class 1-X, Class 2-X-1 and the IO Components are not entitled to receive any principal distributions but will bear interest during each interest accrual period on their respective notional amounts.

Exchanging Certificates Through Combination and Recombination

If you own depositable certificates, you will be able to exchange them for a proportionate interest in the related exchangeable certificates as shown on Annex II. We will issue the exchangeable certificates upon such exchange. You can exchange your depositable certificates for the related exchangeable certificates by notifying the trustee and paying an exchange fee. Principal of and interest on the depositable certificates is used to pay principal of and interest on the related exchangeable certificates. Annex II lists the available combinations of the depositable certificates eligible for exchange and the related exchangeable certificates.

Amounts Available for Distributions on the Certificates

With respect to each loan group, the amount available for distributions on the certificates on any distribution date generally will consist of the following with respect to the mortgage loans in that loan group (after the fees and expenses described under the next heading are subtracted):

•	all scheduled installments of interest and principal due and received on the mortgage loans in that loan group in the applicable period, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans in that loan group, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•
net proceeds from the liquidation of defaulted mortgage loans in that loan group, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to mortgage loans in that loan group;

•
partial or full prepayments with respect to mortgage loans in that loan group collected during the applicable period, together with interest paid in connection with the prepayment, other than certain excess amounts payable to the master servicer and the compensating interest;

•
any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan in that loan group repurchased by a seller or originator or purchased by the master servicer during the applicable period; and

•
with respect to loan group 1, for each distribution date during, and the distribution date immediately after the funding period, any amounts required pursuant to the pooling and servicing agreement to be distributed from the capitalized interest account, and for the first distribution date following the funding period, any amounts remaining in the pre-funding account after the end of the funding period (net of any investment income thereon) that is allocated to that loan group.

Fees and Expenses

The amounts available for distributions on a group of certificates on any distribution date generally will not include the following amounts with respect to the related loan group:

•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender-paid mortgage insurance premiums, if any;

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the applicable Class P Certificates); and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the mortgage loans in a loan group will reduce the amount that could have been distributed to the related certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan. The master servicing fee for the mortgage loans in loan group 1 and loan group 2 will equal one-twelfth of the stated principal balance of each mortgage loan multiplied by the master servicer fee rate. The master servicer fee rate will be either 0.200%, 0.250% 0.495% or 0.500% per annum for each group 1 mortgage loan and 0.375% per annum for each group 2 mortgage loan. As of the initial cut-off date, the weighted average master servicing fee rate for the loans in loan group 1 and loan group 2 will be approximately 0.2192% and 0.3750% per annum, respectively. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans as described under “Description of the Certificates —Priority of Distributions Among Certificates” in this free writing prospectus.

Source and Priority of Distributions:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans in the applicable loan group prior to any distributions on the related certificates.

Carryover Shortfall Reserve Fund

On each distribution date, all amounts distributable as interest to the IO Components will be deposited in the carryover shortfall reserve fund and will be distributed as follows:

•
from amounts otherwise distributable to the Class 2-X-2A-IO Component, concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates, and

•
from amounts otherwise distributable to the Class 2-X-2B-IO Component, concurrently, to each class of group 2 subordinated certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates.

Any amounts that were distributable to an IO Component but were not used to pay carryover shortfall amounts as described above will be distributed to the Class 2-X-2A or Class 2-X-2B Certificates, as applicable.

Holders of the Class 2-X-2A and Class 2-X-2B Certificates will not be entitled to reimbursement for any amounts in respect of interest otherwise payable to an IO Component that was used to pay carryover shortfall amounts on other classes of certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds for each loan group will be distributed in the following order:

•
to interest on each interest-bearing class of senior certificates and component, if any, related to that loan group, pro rata, based on their respective interest distribution amounts, provided that amounts distributable to the IO Components (after allocation of net deferred interest) will first be deposited into the carryover reserve fund;

•
to principal of the classes of senior certificates or components related to that loan group then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

•
in the case of loan group 1, to any deferred amounts payable on the Class 1-PO Certificates, but only from amounts that would otherwise be distributed on that distribution date as principal of the group 1 subordinated certificates;

•
to interest on and then principal of each class of related subordinated certificates, in the order of their distribution priorities, beginning with the related class or classes of Class M Certificates, in each case subject to the limitations set forth below; and

•	from any remaining available amounts, to the related Class A-R Certificates.

Principal - Loan Group 1

On each distribution date, the non-PO formula principal amount for loan group 1 will be distributed as described above under “—Priority of Distributions Among Certificates” first as principal of the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) as specified below, and second as principal of the group 1 subordinated certificates, in an amount up to the subordinated principal distribution amount for that loan group.

Group 1 Senior Certificates ( other than the notional amount certificates and the Class 1-PO Certificates):

On each distribution date, the non-PO formula principal amount related to loan group 1, up to the amount of the senior principal distribution amount for that loan group, will be distributed as principal of the following classes of group 1 senior certificates, in the following order of priority:

Distributions with Respect to Loan Group 1

(1) to the Class 1-A-R Certificates, until its class certificate balance is reduced to zero;

(2) to the Class 1-A-4 Certificates, the priority amount (which is zero for the first five years and will increase as described under “Description of the Certificates—Principal” in this free writing prospectus), until its class certificate balance is reduced to zero;

(3) in an amount up to $1,000 on each distribution date, to the Class 1-A-2 Certificates, until its class certificate balance is reduced to zero;

(4) in an amount up to $1,793,000 on each distribution date, to the Class 1-A-1 Certificates, until its class certificate balance is reduced to zero;

(5) sequentially, to the Class 1-A-2, Class 1-A-1 and Class 1-A-3 Certificates, in that order, until their respective class certificate balances are reduced to zero; and

(6) to the Class 1-A-4 Certificates, without regard to the priority amount, until its class certificate balance is reduced to zero.

Principal - Loan Group 2

On each distribution date, the principal amount for loan group 2 will be distributed as described above under “—Priority of Distributions Among Certificates” first as principal of the related classes of group 2 senior certificates and PO Components as specified below, and second as principal of the group 2 subordinated certificates, in an amount up to the subordinated principal distribution amount for that loan group.

On each distribution date, the principal amount related to loan group 2, up to the amount of the senior principal distribution amount for that loan group, will be distributed as principal, of the following classes of related senior certificates, in the following order of priority:

Distributions with Respect to Loan Group 2

(1) to the Class 2-A-R Certificates, until its class certificate balance is reduced to zero; and

(2) concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates and the Class 2-X-2A-PO and Class 2-X-2B-PO Components, pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

With respect to loan group 1 and each distribution date, to the extent of available funds available therefor, the non-PO formula principal amount, up to the subordinated principal distribution amount for loan group 1 will be distributed as principal of the classes of group 1 subordinated certificates, sequentially, in order of their distribution priorities, beginning with the Class 1-M Certificates, until their respective class certificate balances are reduced to zero. With respect to loan group 2 and each distribution date, to the extent of available funds available therefor, the related principal amount, up to the group 2 subordinated principal distribution amount for loan group 2 will be distributed as principal of the classes of group 2 subordinated certificates, sequentially, in order of their distribution priorities, beginning with the Class 2-M-1 Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount from the related loan group (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of related subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), the restricted classes will not receive distributions of partial principal prepayments and prepayments in full. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to those classes of related subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans in a loan group will be allocated as follows:

•	with respect to loan group 1, any realized losses on the mortgage loans in loan group 1 will be allocated in the following order of priority:

•
the applicable PO percentage of any realized losses on a discount mortgage loan in loan group 1 will be allocated to the Class 1-PO Certificates; provided, however, that on or before the related senior credit support depletion date, (i) those realized losses will be treated as Class PO Deferred Amounts and will be paid on the Class 1-PO Certificates (to the extent funds are available from amounts otherwise allocable to the related subordinated principal distribution amount) before distributions of principal on the group 1 subordinated certificates and (ii) the class certificate balance of the class of group 1 subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments of Class PO Deferred Amounts; and

•	the non-PO percentage of any realized losses on the group 1 mortgage loans will be allocated in the following order of priority:

•
first, to the group 1 subordinated certificates in the reverse order of their priority of distribution, beginning with the class of group 1 subordinated certificates outstanding with the lowest distribution priority until their respective class certificate balances are reduced to zero; and

•
second, concurrently, to the group 1 senior certificates (other than the notional amount certificates or the Class 1-PO Certificates), pro rata, until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of realized losses on the group 1 mortgage loans, the aggregate class certificate balance of all classes of group 1 certificates exceeds the stated principal balance of the group 1 mortgage loans, then the class certificate balance of the class of group 1 subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess; and

•	with respect to loan group 2, any realized losses on the mortgage loans in loan group 2 will be allocated in the following order of priority:

•
first, to the group 2 subordinated certificates in the reverse order of their priority of distribution, beginning with the class of group 2 subordinated certificates outstanding, with the lowest distribution priority until their respective class certificate balances are reduced to zero; and

•
second, concurrently, to the group 2 senior certificates (other than the Class 2-X-1 Certificates) and PO Components, pro rata, except that any realized losses allocable to the Class 2-A-1 Certificates will be allocated instead to the Class 2-A-2 Certificates, until its class certificate balance is reduced to zero.

In addition, with respect to loan group 2, if, on any distribution date, following all distributions and the allocation of net deferred interest and realized losses allocable to the group 2 certificates, the aggregate class certificate balance of the group 2 certificates exceeds the stated principal balance of the group 2 mortgage loans, then the class certificate balance of the class of group 2 subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

On each distribution date, the class certificate balance of each class of exchangeable certificates will also be reduced by a proportionate share of the amount of the realized losses allocated to the related depositable certificates on that distribution date.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates in a certificate group will have a distribution priority over the classes of subordinated certificates in that certificate group. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class 2-M, Class 1-B and Class 2-B Certificates, the distribution priorities are in numerical order.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans in a loan group first, to the related subordinated certificates, beginning with the class of related subordinated certificates then outstanding with the lowest distribution priority, and second to the related senior certificates (other than the notional amount certificates and the IO Components) in accordance with the priorities set forth above under “— Allocation of Realized Losses.” Further, with respect to the group 1 certificates, the class certificate balance of the class of group 1 subordinated certificates with the lowest distribution priority will be reduced by the amount of distributions on the Class 1-PO Certificates in reimbursement for the Class PO deferred amounts as described above under “— Allocation of Losses.”

Additionally, as described above under “— Principal Payments,” unless certain conditions are met, the senior prepayment percentage related to a loan group (which determines the allocation of unscheduled payments of principal between the related senior certificates and the related subordinated certificates) will exceed the related senior percentage (which represents such senior certificates’ pro rata percentage interest in the mortgage loans in that loan group) for the first 9 years with respect to loan group 1 and 14 years with respect to loan group 2 after the closing date. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the related loan group evidenced by the related subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of related senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

There is no cross-collateralization between certificate groups.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the second day of the month following the closing date (or, in the case of such a mortgage loan that does not have a scheduled payment due until after the initial cut-off date, a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity), the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that seller’s repurchase obligation.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of (x) the aggregate stated principal balance of the mortgage loans as of the initial cut-off date and (y) any pre-funded amounts.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets in the carryover shortfall reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The Floating Rate Certificates (other than the Class 2-B Certificates) will also represent rights to receive carryover shortfall amounts. Each class of Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The pre-funding account and capitalized interest account will not constitute any part of any REMIC created under the pooling and servicing agreement.

ERISA Considerations

The group 1 certificates (other than the Class 1-A-R Certificates) and Class 2-A-1 and Class 2-X Certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met. The group 2 certificates (other than the Class 2-A-1 and 2-X Certificates) may be purchased by an insurance company using funds contained in an “insurance company general account,” so long as certain requirements are met.

Legal Investment

The senior certificates and the Class 1-M, Class 2-M-1, Class 2-M-2, Class 2-M-3, Class 2-M-4, Class 2-M-5, Class 2-M-6, Class 2-M-7 and Class 2-M-8 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

Loan Group 1

Mortgage Rates(1)

Range of Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
5.501 - 6.000	1	$478,489	0.39%	478,489	5.75	358	807	76.19
6.001 - 6.500	30	14,205,989	11.69	473,533	6.467	357	741	60.59
6.501 - 7.000	126	62,689,044	51.57	497,532	6.822	359	706	74.18
7.001 - 7.500	82	36,706,815	30.20	447,644	7.328	358	690	73.56
7.501 - 8.000	29	7,480,767	6.15	257,957	7.734	358	685	76.92
Total	268	$121,561,104	100.00%
__________
(1)
The lender acquired mortgage insurance mortgage loans in loan group 1 are shown in the preceding table at the mortgage rates inclusive of the interest premium charge by the related lenders. As of the initial cut-off date, the weighted average mortgage rate of the Initial Mortgage Loans in loan group 1 (net of such premiums) was approximately 6.985% per annum. Without the adjustment, the weighted average mortgage rate on the Initial Mortgage Loans in loan group 1 was approximately 6.985% per annum.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50,000.00	2	$99,799	0.08%	49,899	7.437	357	696	44.28
50,000.01 - 100,000.00	14	1,126,702	0.93	80,479	7.292	357	670	68.91
100,000.01 - 150,000.00	26	3,184,844	2.62	122,494	7.297	357	699	78.11
150,000.01 - 200,000.00	19	3,190,615	2.62	167,927	7.221	358	704	77.91
200,000.01 - 250,000.00	12	2,708,817	2.23	225,735	6.889	358	718	71.81
250,000.01 - 300,000.00	12	3,320,553	2.73	276,713	6.886	358	724	76.8
300,000.01 - 350,000.00	10	3,186,535	2.62	318,653	6.928	358	707	70.31
350,000.01 - 400,000.00	6	2,276,583	1.87	379,430	7.049	357	700	69.95
400,000.01 - 450,000.00	24	10,386,936	8.54	432,789	6.961	357	708	69.84
450,000.01 - 500,000.00	34	16,222,286	13.34	477,126	6.981	358	703	73.51
500,000.01 - 550,000.00	21	11,031,962	9.08	525,332	7.000	359	709	75.38
550,000.01 - 600,000.00	26	14,890,964	12.25	572,729	6.912	359	676	73.47
600,000.01 - 650,000.00	25	15,775,212	12.98	631,008	6.960	358	706	71.22
650,000.01 - 700,000.00	6	4,094,332	3.37	682,389	7.163	359	717	77.73
700,000.01 - 750,000.00	6	4,402,519	3.62	733,753	6.937	359	734	66.84
750,000.01 - 1,000,000.00	19	16,641,845	13.69	875,887	6.983	359	708	73.28
1,000,000.01 - 1,500,000.00	5	6,828,241	5.62	1,365,648	7.008	359	717	64.00
Greater than 2,000,000.00	1	2,192,359	1.80	2,192,359	6.750	356	688	80.00
Total	268	$121,561,104	100.00%
__________
(1) As of the initial cut-off date, the average current mortgage loan principal balance of the Initial Mortgage Loans in loan group 1 was approximately $453,586.

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
601 - 620	1	$162,750	0.13%	162,750	7.125	359	612	79.98
621 - 640	27	11,466,555	9.43	424,687	7.087	358	630	71.26
641 - 660	41	17,624,628	14.50	429,869	7.089	358	651	73.39
661 - 680	30	12,042,238	9.91	401,408	7.153	358	673	69.62
681 - 700	40	20,734,193	17.06	518,355	7.094	358	691	74.75
701 - 720	38	18,427,513	15.16	484,935	6.922	359	709	75.31
721 - 740	25	12,053,718	9.92	482,149	6.910	358	731	75.01
741 - 760	18	7,466,463	6.14	414,803	6.885	358	751	71.57
761 - 780	24	10,014,095	8.24	417,254	6.845	359	770	70.96
781 - 800	19	9,570,230	7.87	503,696	6.731	359	790	64.48
801 - 820	5	1,998,721	1.64	399,744	6.657	358	806	78.82
Total	268	$121,561,104	100.00%
__________
(1)	As of the initial cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans in loan group 1 was approximately 704.

Documentation Program for Initial Mortgage Loans(1)

Type of Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Reduced	87	$46,452,196	38.21%	533,933	7.061	359	690	73.69
Stated Income/Stated Asset	77	39,450,193	32.45	512,340	6.870	358	723	71.27
Full/Alternative	51	13,995,492	11.51	274,421	7.053	356	686	74.71
No Ratio	26	11,713,291	9.64	450,511	7.012	359	710	74.34
No Income/NoAsset	24	9,277,190	7.63	386,550	6.934	359	713	65.64
Full Documentation	3	672,742	0.55	224,247	7.306	354	694	94.38
Total	268	$121,561,104	100.00%
__________
(1)	Fannie Mae Desktop Underwriter is an automated underwriting system (AUS).

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50.00	14	$6,530,861	5.37%	466,490	6.713	358	722	40.28
50.01 - 55.00	10	4,524,010	3.72	452,401	6.853	359	733	52.75
55.01 - 60.00	12	5,476,931	4.51	456,411	6.965	358	703	58.68
60.01 - 65.00	15	7,508,223	6.18	500,548	6.877	359	696	62.76
65.01 - 70.00	28	13,401,924	11.02	478,640	6.925	358	691	68.46
70.01 - 75.00	39	20,919,695	17.21	536,402	7.046	358	698	73.76
75.01 - 80.00	139	60,698,984	49.93	436,683	7.021	358	707	79.67
80.01 - 85.00	2	369,155	0.30	184,578	6.814	357	671	84.60
85.01 - 90.00	3	832,716	0.69	277,572	7.392	357	709	89.23
90.01 - 95.00	3	502,588	0.41	167,529	7.215	356	745	95.00
95.01 - 100.00	3	796,017	0.65	265,339	7.304	357	700	100.00
Total	268	$121,561,104	100.00%
__________
(1)	As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans in loan group 1 was approximately 72.58%.
(2)	Does not take into account any secondary financing on the Initial Mortgage Loans in loan group 1 that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)(2)

Range of Combined Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Combined Loan-to-Value Ratio (%)
50.00 or less	14	$6,530,861	5.37%	466,490	6.713	358	722	40.43
50.01 to 55.00	10	4,524,010	3.72	452,401	6.853	359	733	52.75
55.01 to 60.00	10	3,897,650	3.21	389,765	6.814	358	705	58.53
60.01 to 65.00	16	7,662,972	6.30	478,936	6.880	359	696	62.72
65.01 to 70.00	25	11,706,494	9.63	468,260	7.029	358	696	68.40
70.01 to 75.00	31	15,763,877	12.97	508,512	6.946	358	697	73.96
75.01 to 80.00	78	38,090,377	31.33	488,338	6.975	359	710	79.44
80.01 to 85.00	6	3,358,653	2.76	559,775	6.946	358	712	84.50
85.01 to 90.00	19	9,767,108	8.03	514,058	7.002	358	719	89.24
90.01 to 95.00	14	6,991,460	5.75	499,390	7.176	358	685	93.89
95.01 to 100.00	45	13,267,641	10.91	294,836	7.208	358	689	99.96
Total	268	$121,561,104	100.00%
__________
(1)	As of the initial cut-off date, the weighted average Combined Loan-to-Value Ratio of the Initial Mortgage Loans in loan group 1 was approximately 76.85%.
(2)	Takes into account any secondary financing on the mortgage loans that may exist at the time of origination.

Geographic Distribution of Mortgaged Properties(1)

Location	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Alabama	2	$922,250	0.76%	461,125	7.299	359	710	58.30
Arizona	5	2,755,043	2.27	551,009	7.286	358	693	63.23
Arkansas	1	123,764	0.10	123,764	6.750	355	651	80.00
California	80	43,635,775	35.90	545,447	6.966	359	700	71.63
Colorado	8	5,036,373	4.14	629,547	6.843	359	739	68.27
Connecticut	3	2,154,842	1.77	718,281	7.154	359	663	73.72
Delaware	1	638,338	0.53	638,338	6.750	357	750	80.00
District of Columbia	1	139,600	0.11	139,600	7.500	352	760	80.00
Florida	31	10,547,404	8.68	340,239	7.206	358	710	74.82
Georgia	27	7,414,202	6.10	274,600	6.929	359	724	71.24
Hawaii	1	632,000	0.52	632,000	7.375	359	621	80.00
Idaho	1	119,446	0.10	119,446	6.990	356	684	80.00
Illinois	13	4,577,829	3.77	352,141	7.356	358	691	76.28
Indiana	1	69,795	0.06	69,795	7.500	358	677	76.92
Iowa	1	650,000	0.53	650,000	6.750	358	621	69.52
Kentucky	2	670,875	0.55	335,437	6.999	359	651	71.44
Louisiana	2	364,943	0.30	182,471	7.309	354	699	80.00
Maryland	8	2,922,760	2.40	365,345	6.933	359	727	77.81
Massachusetts	1	99,000	0.08	99,000	7.000	359	656	60.00
Michigan	7	1,908,230	1.57	272,604	6.810	359	684	72.05
Missouri	2	824,162	0.68	412,081	7.098	359	756	54.94
Nevada	5	1,521,832	1.25	304,366	7.070	359	666	77.60
New Hampshire	1	483,547	0.40	483,547	7.500	356	700	100.00
New Jersey	2	616,500	0.51	308,250	6.902	359	675	76.86
New York	22	13,325,176	10.96	605,690	6.853	357	715	75.88
North Carolina	3	1,298,406	1.07	432,802	7.055	358	678	82.28
Ohio	2	532,855	0.44	266,428	7.353	358	677	80.56
Oklahoma	1	154,749	0.13	154,749	7.000	359	696	55.91
Oregon	3	1,678,500	1.38	559,500	6.606	358	711	68.71
Pennsylvania	4	3,095,673	2.55	773,918	6.775	357	694	78.82
South Carolina	7	3,477,982	2.86	496,855	6.883	359	698	54.78
Tennessee	1	80,690	0.07	80,690	7.500	359	661	95.00
Texas	5	770,507	0.63	154,101	7.080	357	696	74.77
Vermont	1	152,000	0.13	152,000	7.000	354	735	95.00
Virginia	6	4,058,419	3.34	676,403	6.924	359	700	78.17
Washington	7	4,107,636	3.38	586,805	6.891	359	724	71.70
Total	268	$121,561,104	100.00%
__________
(1)	As of the initial cut-off date, no more than approximately 2.051% of the Initial Mortgage Loans in loan group 1 were secured by mortgaged properties located in any one postal zip code area.

Purpose of Initial Mortgage Loans

Loan Purpose	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Purchase	121	$53,630,273	44.12%	443,225	7.016	358	715	77.73
Refinance (cash-out)	111	51,115,933	42.05	460,504	7.010	358	689	67.93
Refinance (rate/term)	36	16,814,898	13.83	467,080	6.811	359	717	70.32
Total	268	$121,561,104	100.00%

Types of Mortgaged Properties

Property Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Single Family Residence	167	$78,868,985	64.88%	472,269	6.960	358	701	71.84
Planned Unit Development	72	32,342,839	26.61	449,206	7.015	358	705	73.13
Low-Rise Condominium	19	4,976,194	4.09	261,905	7.026	357	722	75.38
2-4 Family Residence	7	3,493,948	2.87	499,135	6.976	358	746	74.76
High-Rise Condominium	3	1,879,138	1.55	626,379	7.420	357	710	82.99
Total	268	$121,561,104	100.00%

Occupancy Types(1)

Occupancy Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Primary Residence	229	$109,505,636	90.08%	478,191	6.972	358	704	72.75
Secondary Residence	14	7,816,583	6.43	558,327	6.895	359	707	69.05
Investment Property	25	4,238,885	3.49	169,555	7.491	356	707	74.80
Total	268	$121,561,104	100.00%
__________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
360	42	$23,465,901	19.30%	558,712	6.959	360	705	71.39
359	103	48,072,723	39.55	466,725	6.913	359	702	72.93
358	71	32,904,770	27.07	463,447	7.113	358	712	73.05
357	19	6,147,284	5.06	323,541	6.997	357	687	72.84
356	11	5,089,311	4.19	462,665	6.941	356	694	78.87
355	12	2,871,639	2.36	239,303	7.123	355	718	59.40
354	7	2,387,011	1.96	341,002	6.941	354	690	72.54
352	1	139,600	0.11	139,600	7.500	352	760	80.00
339	1	69,749	0.06	69,749	6.500	339	667	80.00
315	1	413,115	0.34	413,115	6.250	315	648	70.57
Total	268	$121,561,104	100.00%
__________
(1) As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans in loan group 1 was approximately 358 months.

Interest-Only Periods at Origination

Interest Only Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
None	158	$74,326,272	61.14%	470,419	6.958	358	707	72.79
60	2	332,000	0.27	166,000	6.990	359	741	80.00
120	108	46,902,832	38.58	434,285	7.028	359	700	72.21
Total	268	$121,561,104	100.00%

Prepayment Charge Periods at Origination

Prepayment Charge Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 1	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
None	244	$111,670,502	91.86%	457,666	6.986	358	704	72.49
12	7	3,794,713	3.12	542,102	7.072	359	701	75.38
36	15	5,618,091	4.62	374,539	6.898	358	700	71.30
60	2	477,797	0.39	238,899	7.087	358	735	88.47
Total	268	$121,561,104	100.00%

Loan Group 2

Loan Programs

Type of Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
One-Month COFI 40/30 Balloon	1	$264,000	0.13%	264,000	1.750	360	751	78.34
One-Month COFI	542	195,560,093	99.87	360,812	7.440	401	710	77.22
Total	543	$195,824,093	100.00%

Mortgage Rates(1)

Range of Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.501 - 1.000	4	$914,000	0.47%	228,500	1.000	360	740	76.64
1.001 - 1.500	16	5,953,151	3.04	372,072	1.321	393	739	77.95
1.501 - 2.000	16	5,055,514	2.58	315,970	1.927	384	711	75.86
2.001 - 2.500	14	5,261,804	2.69	375,843	2.406	398	691	79.96
2.501 - 3.000	9	2,972,408	1.52	330,268	2.867	378	669	83.14
3.001 - 3.500	5	1,714,548	0.88	342,910	3.361	377	663	84.37
3.501 - 4.000	4	1,576,433	0.81	394,108	3.869	359	702	90.00
4.001 - 4.500	5	1,629,281	0.83	325,856	4.303	403	733	91.25
4.501 - 5.000	1	125,000	0.06	125,000	4.750	360	701	92.59
7.001 - 7.500	7	4,086,239	2.09	583,748	7.496	438	717	77.95
7.501 - 8.000	142	56,029,922	28.61	394,577	7.844	399	724	74.59
8.001 - 8.500	281	98,686,091	50.40	351,196	8.311	405	704	76.49
8.501 - 9.000	23	7,054,900	3.60	306,735	8.756	394	705	87.29
9.001 - 9.500	13	3,662,632	1.87	281,741	9.181	390	705	90.28
9.501 - 10.000	3	1,102,170	0.56	367,390	9.682	429	703	88.90
Total	543	$195,824,093	100.00%
__________
(1)
The lender acquired mortgage insurance mortgage loans in loan group 2 are shown in the preceding table at the mortgage rates inclusive of the interest premium charge by the related lenders. As of the initial cut-off date, the weighted average mortgage rate of the Initial Mortgage Loans in loan group 2 (net of such premiums) was approximately 7.377% per annum. Without the adjustment, the weighted average on the Initial Mortgage Loans in loan group 2 was approximately 7.433% per annum.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
50,000.01 - 100,000.00	17	$1,386,178	0.71%	81,540	7.486	358	739	75.94
100,000.01 - 150,000.00	43	5,579,809	2.85	129,763	7.623	382	715	77.26
150,000.01 - 200,000.00	62	11,027,077	5.63	177,856	7.242	385	725	75.59
200,000.01 - 250,000.00	68	15,346,281	7.84	225,681	7.526	391	704	78.55
250,000.01 - 300,000.00	69	19,099,138	9.75	276,799	7.273	389	706	80.41
300,000.01 - 350,000.00	55	17,812,876	9.10	323,870	7.253	398	707	78.20
350,000.01 - 400,000.00	55	20,668,459	10.55	375,790	7.327	393	711	78.55
400,000.01 - 450,000.00	39	16,565,175	8.46	424,748	7.238	408	696	74.07
450,000.01 - 500,000.00	27	12,713,885	6.49	470,885	7.710	407	709	78.80
500,000.01 - 550,000.00	23	12,012,636	6.13	522,289	7.293	384	705	79.77
550,000.01 - 600,000.00	19	10,983,387	5.61	578,073	7.853	433	701	78.14
600,000.01 - 650,000.00	21	13,111,666	6.70	624,365	7.680	415	712	75.62
650,000.01 - 700,000.00	10	6,701,108	3.42	670,111	7.616	418	708	73.28
700,000.01 - 750,000.00	4	2,910,126	1.49	727,532	8.092	447	734	77.48
750,000.01 - 1,000,000.00	22	18,834,599	9.62	856,118	7.001	398	724	74.91
1,000,000.01 - 1,500,000.00	7	7,865,140	4.02	1,123,591	8.030	443	712	73.22
1,500,000.01 - 2,000,000.00	2	3,206,553	1.64	1,603,277	7.992	359	737	79.61
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, the average current mortgage loan principal balance of the Initial Mortgage Loans in loan group 2 was approximately $360,634.

Original Mortgage Loan Principal Balances(1)

Range of Original Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
50,000.01 - 100,000.00	17	1,386,178	0.71%	81,540	7.486	358	739	75.94
100,000.01 - 150,000.00	45	5,880,294	3.00	130,673	7.645	384	716	77.31
150,000.01 - 200,000.00	62	11,127,543	5.68	179,476	7.249	385	725	75.49
200,000.01 - 250,000.00	68	15,447,318	7.89	227,166	7.564	391	702	78.85
250,000.01 - 300,000.00	69	19,198,522	9.80	278,239	7.255	387	705	80.27
300,000.01 - 350,000.00	52	16,861,908	8.61	324,267	7.201	400	709	78.10
350,000.01 - 400,000.00	60	22,624,243	11.55	377,071	7.399	394	713	77.71
400,000.01 - 450,000.00	37	15,861,827	8.10	428,698	7.246	407	693	75.18
450,000.01 - 500,000.00	26	12,312,419	6.29	473,555	7.622	405	710	78.76
500,000.01 - 550,000.00	22	11,511,263	5.88	523,239	7.262	385	705	79.76
550,000.01 - 600,000.00	24	13,994,214	7.15	583,092	7.955	432	698	75.34
600,000.01 - 650,000.00	20	12,719,603	6.50	635,980	7.638	412	711	78.08
650,000.01 - 700,000.00	6	4,082,345	2.08	680,391	7.230	418	729	71.84
700,000.01 - 750,000.00	5	3,662,471	1.87	732,494	8.047	429	729	76.97
750,000.01 - 1,000,000.00	22	19,086,254	9.75	867,557	7.038	404	724	74.86
1,000,000.01 - 1,500,000.00	7	8,367,694	4.27	1,195,385	8.006	424	717	74.18
1,500,000.01 - 2,000,000.00	1	1,700,000	0.87	1,700,000	7.875	360	737	80.00
Total	543	$195,824,093	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
581 - 600	1	$441,623	0.23%	441,623	8.375	351	589	80.00
601 - 620	5	1,657,786	0.85	331,557	7.911	411	612	79.26
621 - 640	27	8,720,487	4.45	322,981	7.635	400	630	78.03
641 - 660	49	18,391,804	9.39	375,343	7.092	407	650	77.38
661 - 680	65	22,942,194	11.72	352,957	7.712	399	671	77.95
681 - 700	76	29,068,438	14.84	382,479	7.269	414	691	76.78
701 - 720	91	35,905,517	18.34	394,566	7.630	391	711	78.92
721 - 740	72	24,790,229	12.66	344,309	7.265	391	731	76.81
741 - 760	75	25,006,519	12.77	333,420	7.730	407	750	75.92
761 - 780	45	15,594,932	7.96	346,554	7.419	399	769	75.01
781 - 800	28	10,730,498	5.48	383,232	6.470	405	790	78.35
801 - 820	9	2,574,066	1.31	286,007	8.157	396	805	71.97
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans in loan group 2 was approximately 710.

Documentation Program for Initial Mortgage Loans

Type of Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Reduced	402	$154,093,902	78.69%	383,318	7.474	402	710	76.98
Preferred	56	16,932,765	8.65	302,371	7.324	394	701	79.26
Stated Income/Stated Asset	57	16,212,158	8.28	284,424	7.132	407	725	75.89
Full/Alternative	25	7,924,497	4.05	316,980	7.372	385	702	79.57
CLUES - Easy doc	3	660,771	0.34	220,257	8.740	401	730	86.78
Total	543	$195,824,093	100.00%

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01 - 50.00	11	$2,677,504	1.37%	243,409	8.038	407	727	40.85
50.01 - 55.00	6	2,568,185	1.31	428,031	7.649	402	700	52.19
55.01 - 60.00	10	2,864,194	1.46	286,419	8.068	408	713	57.36
60.01 - 65.00	18	8,202,627	4.19	455,701	7.828	399	729	63.12
65.01 - 70.00	76	26,287,858	13.42	345,893	7.855	412	716	69.05
70.01 - 75.00	47	21,264,302	10.86	452,432	7.567	403	708	74.08
75.01 - 80.00	279	104,153,463	53.19	373,310	7.181	401	709	79.69
80.01 - 85.00	7	2,498,099	1.28	356,871	8.779	358	674	83.27
85.01 - 90.00	64	19,063,503	9.74	297,867	7.424	391	703	89.52
90.01 - 95.00	25	6,244,358	3.19	249,774	7.726	382	726	94.79
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans in loan group 2 was approximately 77.23.
(2)	Does not take into account any secondary financing on the Initial Mortgage Loans in loan group 2 that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)(2)

Range of Combined Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Combined Loan-to-Value Ratio (%)
0.01 - 50.00	10	$2,076,862	1.06%	207,686	7.977	421	735	44.28
50.01 - 55.00	6	2,568,185	1.31	428,031	7.649	402	700	52.19
55.01 - 60.00	9	2,450,173	1.25	272,241	8.101	416	713	57.11
60.01 - 65.00	17	7,205,010	3.68	423,824	7.752	404	725	63.07
65.01 - 70.00	53	18,986,349	9.70	358,233	7.862	416	721	68.8
70.01 - 75.00	43	17,253,430	8.81	401,243	7.523	391	712	73.9
75.01 - 80.00	162	59,808,095	30.54	369,186	7.091	401	707	79.44
80.01 - 85.00	15	5,557,414	2.84	370,494	8.393	397	693	83.62
85.01 - 90.00	203	73,674,218	37.62	362,927	7.405	400	708	89.69
90.01 - 95.00	25	6,244,358	3.19	249,774	7.726	382	726	94.79
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, the weighted average combined Loan-to-Value Ratio of the Initial Mortgage Loans in loan group 2 was approximately 80.77%.
(2)	Does not take into account any secondary financing on the Initial Mortgage Loans in loan group 2 that may exist at the time of origination.

Geographic Distribution of Mortgaged Properties(1)

State	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Alabama	1	$97,775	0.05%	97,775	8.375	359	759	79.94
Arizona	21	5,434,248	2.78	258,774	8.066	400	714	80.95
Arkansas	1	152,749	0.08	152,749	8.375	358	688	75.00
California	206	92,389,441	47.18	448,492	7.796	419	710	76.02
Colorado	4	1,329,175	0.68	332,294	4.909	359	676	76.24
Connecticut	2	1,058,133	0.54	529,066	7.864	395	789	76.52
Florida	79	25,315,942	12.93	320,455	7.082	387	718	79.26
Georgia	6	1,395,062	0.71	232,510	7.534	359	738	83.57
Hawaii	1	186,543	0.10	186,543	7.750	359	765	75.00
Idaho	3	936,634	0.48	312,211	7.964	450	663	73.52
Illinois	14	3,844,195	1.96	274,585	5.519	374	704	81.79
Indiana	4	1,263,257	0.65	315,814	7.993	358	713	74.48
Iowa	1	155,696	0.08	155,696	8.375	359	681	80.00
Kansas	1	146,501	0.07	146,501	7.875	357	723	77.99
Kentucky	2	198,877	0.10	99,438	8.375	358	747	80.00
Maryland	3	1,094,776	0.56	364,925	7.026	358	702	78.27
Massachusetts	21	7,465,622	3.81	355,506	7.097	398	691	75.68
Michigan	4	596,538	0.30	149,134	7.183	411	683	87.41
Minnesota	5	1,109,022	0.57	221,804	8.425	376	669	78.69
Missouri	3	644,556	0.33	214,852	7.069	359	703	85.28
Nebraska	1	96,431	0.05	96,431	8.125	359	717	74.42
Nevada	14	5,021,946	2.56	358,710	7.950	445	707	76.02
New Hampshire	1	212,520	0.11	212,520	8.500	359	712	80.00
New Jersey	44	13,972,335	7.14	317,553	6.608	362	691	78.94
New Mexico	4	1,102,830	0.56	275,708	7.933	360	711	73.91
New York	24	9,582,278	4.89	399,262	7.228	398	723	76.06
North Carolina	8	4,370,259	2.23	546,282	7.313	371	723	77.57
North Dakota	1	130,124	0.07	130,124	8.125	359	731	80.00
Ohio	6	958,671	0.49	159,778	6.364	402	734	74.45
Oklahoma	1	247,000	0.13	247,000	3.500	480	673	95.00
Oregon	4	891,638	0.46	222,909	7.941	422	776	74.55
Pennsylvania	12	2,589,586	1.32	215,799	7.731	369	717	84.63
Rhode Island	1	210,000	0.11	210,000	7.750	360	694	62.69
South Carolina	3	1,238,204	0.63	412,735	2.341	370	722	74.92
South Dakota	1	108,306	0.06	108,306	8.750	359	741	89.26
Tennessee	2	375,707	0.19	187,853	7.800	358	782	69.91
Texas	9	1,462,838	0.75	162,538	6.959	371	718	81.19
Utah	4	661,544	0.34	165,386	7.980	403	700	73.03
Virginia	11	5,226,955	2.67	475,178	7.484	365	693	76.29
Washington	7	2,222,131	1.13	317,447	7.346	388	736	78.21
Wisconsin	3	328,048	0.17	109,349	6.786	404	702	85.82
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, no more than approximately 1.19% of the Initial Mortgage Loans in loan group 2 were secured by mortgaged properties located in any one postal zip code area.

Purpose of Initial Mortgage Loans

Loan Purpose	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Refinance (cash-out)	277	$101,961,628	52.07%	368,093	7.500	401	707	74.95
Purchase	171	60,230,227	30.76	352,224	7.268	403	724	80.46
Refinance (rate/term)	95	33,632,239	17.17	354,024	7.523	395	697	78.32
Total	543	$195,824,093	100.00%

Types of Mortgaged Properties

Property Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Single Family Residence	329	$123,587,731	63.11%	375,647	7.471	402	707	76.92
Planned Unit Development	110	41,067,920	20.97	373,345	7.424	400	715	79.11
Condominium	63	16,413,862	8.38	260,537	7.351	387	725	77.23
2-4 Family Residence	41	14,754,581	7.53	359,868	7.223	407	707	74.57
Total	543	$195,824,093	100.00%

Occupancy Types(1)

Occupancy Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Primary Residence	412	$157,700,519	80.53%	382,768	7.402	402	708	77.78
Investment Property	87	22,789,202	11.64	261,945	8.077	408	719	72.00
Secondary Residence	44	15,334,372	7.83	348,508	6.797	380	722	79.32
Total	543	$195,824,093	100.00%
__________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
480	16	$6,716,021	3.43%	419,751	5.109	480	705	77.07
479	69	28,115,315	14.36	407,468	7.865	479	709	76.45
478	38	17,603,885	8.99	463,260	7.978	478	711	75.74
477	32	10,748,484	5.49	335,890	8.131	477	715	76.54
476	9	4,322,305	2.21	480,256	8.385	476	720	76.59
475	3	1,832,314	0.94	610,771	8.455	475	645	74.74
360	63	21,915,170	11.19	347,860	4.366	360	703	78.63
359	154	49,140,113	25.09	319,092	7.690	359	715	78.95
358	85	29,531,139	15.08	347,425	8.007	358	710	77.62
357	55	18,521,110	9.46	336,747	8.048	357	720	73.96
356	7	2,007,165	1.02	286,738	8.179	356	715	73.71
355	3	1,100,730	0.56	366,910	8.481	355	658	74.00
354	2	787,738	0.40	393,869	8.366	354	644	82.68
353	4	1,913,232	0.98	478,308	8.401	353	695	76.61
352	1	542,096	0.28	542,096	8.125	352	717	80.00
351	1	441,623	0.23	441,623	8.375	351	589	80.00
349	1	585,653	0.30	585,653	8.375	349	743	80.00
Total	543	$195,824,093	100.00%
__________
(1)	As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans in loan group 2 was approximately 401 months.

Gross Margins(1)

Range of Gross Margin (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
3.001 - 4.000	236	$92,173,707	47.07%	390,567	7.335	402	722	75.40
4.001 - 5.000	297	101,154,050	51.66	340,586	7.496	400	700	78.55
5.001 - 6.000	10	2,496,336	1.27	249,634	8.485	401	718	90.98
Total	543	$195,824,093	100.00%
__________
(1) As of the initial cut-off date, the weighted average gross margin of the Initial Mortgage Loans in loan group 2 is approximately 4.041%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
9.001 - 10.000	539	$194,438,621	99.29%	360,740	7.424	401	710	77.15
10.001 - 11.000	3	1,096,113	0.56	365,371	8.546	358	730	85.39
11.001 - 12.000	1	289,360	0.15	289,360	9.000	358	717	95.00
Total	543	$195,824,093	100.00%
__________
(1) As of the initial cut-off date, the weighted average maximum mortgage rate of the Initial Mortgage Loans in loan group 2 is approximately 9.956%.

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
3.001 - 4.000	236	$92,173,707	47.07%	390,567	7.335	402	722	75.40
4.001 - 5.000	297	101,154,050	51.66	340,586	7.496	400	700	78.55
5.001 - 6.000	10	2,496,336	1.27	249,634	8.485	401	718	90.98
Total	543	$195,824,093	100.00%
__________
(1) As of the initial cut-off date, the weighted average minimum mortgage rate of the Initial Mortgage Loans in loan group 2 is approximately 4.041%.

Initial Rate Adjustment Dates

Initial Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
November 1, 2006	534	$193,349,584	98.74%	362,078	7.470	401	711	77.25
December 1, 2006	8	2,296,584	1.17	287,073	4.594	360	696	75.22
February 1, 2007	1	177,925	0.09	177,925	3.250	360	683	78.95
Total	543	$195,824,093	100.00%

Maximum Negative Amortization(1)

Maximum Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
110	26	$10,445,458	5.33%	401,748	7.279	397	728	75.90
115	517	185,378,635	94.67	358,566	7.441	401	709	77.30
Total	543	$195,824,093	100.00%
__________
(1) Reflects maximum allowable percentage of original unpaid principal balance.

Fixed Rate Periods at Origination

Fixed Rate Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1	542	$195,646,168	99.91%	360,971	7.437	401	710	77.22
3	1	177,925	0.09	177,925	3.250	360	683	78.95
Total	543	$195,824,093	100.00%

Prepayment Charge Period at Origination

Prepayment Charge Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
None	142	$44,570,420	22.76%	313,876	7.265	375	713	77.34
6	1	146,501	0.07	146,501	7.875	357	723	77.99
12	228	90,707,110	46.32	397,838	7.544	406	713	76.69
24	2	311,714	0.16	155,857	8.050	360	707	86.01
36	170	60,088,348	30.68	353,461	7.385	413	705	77.91
Total	543	$195,824,093	100.00%

Months to Next Adjustment Date(1)

Initial Payment Recast Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Initial Mortgage Loans in Loan Group 2	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1	542	$195,646,168	99.91%	360,971	7.437	401	710	77.22
3	1	177,925	0.09	177,925	3.250	360	683	78.95
Total	543	$195,824,093	100.00%
__________
(1)	As of the cut-off date, the weighted average months to the next Adjustment Date of the Initial Mortgage Loans in loan group 2 was approximately 1 month.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2006-J7 will consist of the Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12, Class 1-A-13, Class 1-PO, Class 1-A-R, Class 2-A-1, Class 2-A-2, Class 1-X, Class 2-X-1, Class 2-X-2A, Class 2-X-2B, Class 2-A-R, Class 1-M, Class 1-B-1, Class 1-B-2, Class 1-B-3, Class 1-B-4, Class 1-B-5, Class 2-M-1, Class 2-M-2, Class 2-M-3, Class 2-M-4, Class

2-M-5, Class 2-M-6, Class 2-M-7, Class 2-M-8, Class 2-M-9, Class 2-M-10, Class 2-M-11, Class 2-B-1, Class 2-B-2, Class 2-B-3, Class 1-P and Class 2-P Certificates. Only the classes of certificates listed on the cover page hereof are offered by this free writing prospectus.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Group 1 Senior Certificates
Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 1-A-5, Class 1-A-6, Class 1-A-7,
Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class
1-A-12, Class 1-A-13, Class 1-X, Class 1-PO and Class 1-A-R Certificates

Group 2 Senior Certificates	Class 2-A-1, Class 2-A-2, Class 2-X-1, Class 2-X-2A, Class 2-X-2B and Class 2-A-R Certificates
Senior Certificate Group	Each of the Group 1 Senior Certificates and Group 2 Senior Certificates
Senior Certificates	Group 1 Senior Certificates and Group 2 Senior Certificates
COFI Certificates	Class 2-A-1 and Class 2-A-2 Certificates
Class X Certificates	Class 1-X, Class 2-X-1, Class 2-X-2A and Class 2-X-2B Certificates
Class A-R Certificates	Class 1-A-R and Class 2-A-R Certificates
Notional Amount Certificates	Class 1-A-13, Class 1-X and Class 2-X-1 Certificates
Subordinated Certificates	Group 1 Subordinated Certificates and Group 2 Subordinated Certificates

Designation	Classes of Certificates
Group 1 Subordinated Certificates	Class 1-M Certificates and Class 1-B Certificates
Class 1-B Certificates	Class 1-B-1, Class 1-B-2, Class 1-B-3, Class 1-B-4 and Class 1-B-5 Certificates
Group 2 Subordinated Certificates or LIBOR Certificates	Class 2-M Certificates and Class 2-B Certificates
Class 2-M Certificates	Class 2-M-1, Class 2-M-2, Class 2-M-3, Class 2-M-4, Class 2-M-5, Class 2-M-6, Class 2-M-7, Class 2-M-8, Class 2-M-9, Class 2-M-10 and Class 2-M-11 Certificates
Class 2-B Certificates	Class 2-B-1, Class 2-B-2 and Class 2-B-3 Certificates
Class P Certificates	Class 1-P and Class 2-P Certificates
Floating Rate Certificates	COFI Certificates and LIBOR Certificates
Offered Certificates	Senior Certificates and Class 1-M, Class 2-M, Class 1-B-1 and Class 1-B-2 Certificates
Non-Offered Certificates	Class 1-B-3, Class 1-B-4, Class 1-B-5, Class 2-B-1, Class 2-B-2, Class 2-B-3 and Class P Certificates
Depositable Certificates	Class 1-A-1, Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates
Exchangeable Certificates	Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates

The certificates are generally referred to as the following types:

Class	Type
Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-5, Class 1-A-6 and Class 1-A-7	Senior/Fixed Pass-Through Rate
Class 1-A-4, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11 and Class 1-A-12	Senior/Fixed Pass-Through Rate/NAS
Class 1-A-13 and Class 2-X-1	Senior/Notional Amount/Interest Only/Fixed Pass-Through Rate
Class 1-X	Senior/Notional Amount/Interest Only/Variable Pass-Through Rate
Class 1-PO	Senior/Principal Only
Class 1-A-R	Senior/Fixed Pass-Through Rate/Residual
Class 2-A-1	Senior/Floating Pass-Through Rate/Super Senior
Class 2-A-2	Senior/Floating Pass-Through Rate/Support
Class 2-X-2A and Class 2-X-2B	Senior/Variable Pass-Through Rate/Component
Class 2-A-R	Senior/Variable Pass-Through Rate/Residual
Group 1 Subordinated Certificates	Subordinate/Fixed Pass-Through Rate
Group 2 Subordinated Certificates	Subordinate/Variable Pass-Through Rate
Class 1-P and Class 2-P	Prepayment Charges

The non-offered certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the non-offered certificates is provided only to permit a better understanding of the offered certificates.

The group 1 senior certificates will have an initial aggregate Class Certificate Balance of approximately $148,256,961 and will evidence in the aggregate an initial beneficial ownership interest in the Initial Mortgage Loans in loan group 1 of approximately 93.80%. The group 2 senior certificates will have an initial aggregate Class Certificate Balance of approximately $165,471,100 and will evidence in the aggregate an initial beneficial ownership interest in the Initial Mortgage Loans in loan group 2 of approximately 84.50%. The Class Subordination Percentage of each class of subordinated certificates as of the closing date, which represents the initial beneficial ownership of each such class in the related loan group, is approximately as follows:

The Group 1 Subordinated Certificates	Class Subordination Percentage
Class 1-M	2.70%
Class 1-B-1	1.25%
Class 1-B-2	0.75%
Class 1-B-3	0.60%
Class 1-B-4	0.50%
Class 1-B-5	0.40%

The Group 2 Subordinated Certificates	Class Subordination Percentage
Class 2-M-1	3.00%
Class 2-M-2	2.75%
Class 2-M-3	1.00%
Class 2-M-4	1.00%
Class 2-M-5	1.00%
Class 2-M-6	0.75%
Class 2-M-7	0.50%
Class 2-M-8	0.50%
Class 2-M-9	0.75%
Class 2-M-10	1.55%
Class 2-M-11	0.60%
Class 2-B-1	0.50%
Class 2-B-2	0.30%
Class 2-B-3	1.30%

Calculation of Class Certificate Balance

The “Class Certificate Balance “ of any class of certificates (other than the notional amount certificates) as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class, and

in the case of any class of group 1 subordinated certificates,

•	any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described under “— Allocation of Losses,” and in the case of any group 2 certificates, increased by

•
the amount of Net Deferred Interest incurred by the group 2 mortgage loans and allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”;

provided, however to the extent Realized Losses have been allocated to the Class Certificate Balances of the certificates or Component Principal Balances of the PO Components, if any, the Class Certificate Balances of the classes or Component Principal Balances of the components to which the Realized Losses have been allocated will be increased, sequentially in the order of distribution priority (from highest to lowest), by the amount of Subsequent Recoveries on the mortgage loans in a loan group distributed as principal to any related class of certificates or component, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance or Component Principal Balance of that class of certificates or component See “The Agreements - Realization Upon Defaulted Loans” in the prospectus.

For any Distribution Date, the Class Certificate Balance or Notional Amount, as applicable, of each class of Exchangeable Certificates will equal the aggregate Class Certificate Balance or the aggregate Notional Amount, as applicable, of the related classes of Depositable Certificates immediately prior to that Distribution Date.

In addition, the Class Certificate Balance of the class of subordinated certificates in a certificate group then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all the related classes of certificates, following all distributions and the allocation of all Realized Losses on any Distribution Date, exceeds the aggregate Stated Principal Balance of the mortgage loans in the related loan group as of the Due Date occurring in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period).

Notional Amount Certificates

The Class 1-A-13, Class 1-X and Class 2-X-1 Certificates are notional amount certificates.

The notional amount of the Class 1-A-13 Certificates for any Distribution Date will equal one of the following:

•
the equivalent of a fraction, the numerator of which is (i) the product of 0.25% and the Class Certificate Balance of the Class 1-A-10 Certificates immediately prior to such Distribution Date, and the denominator of which is (ii) 6.25%;

•
the equivalent of a fraction, the numerator of which is (i) the product of 0.50% and the Class Certificate Balance of the Class 1-A-11 Certificates immediately prior to such Distribution Date, and the denominator of which is and (ii) 6.25%; or

•
the equivalent of a fraction, the numerator of which is (i) the product of 0.75% and the Class Certificate Balance of the Class 1-A-12 Certificates immediately prior to such Distribution Date, and the denominator of which is (ii) 6.25%.

The notional amount of the Class 1-X Certificates for any Distribution Date will equal the aggregate Stated Principal Balance of the Non-Discount mortgage loans in loan group 1 as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to that preceding Due Date).

The notional amount of the Class 2-X-1 Certificates for any Distribution Date will equal the aggregate Class Certificate Balance of the Class 2-A-1 and Class 2-A-2 Certificates immediately prior to such Distribution Date.

Component Classes

Solely for purposes of calculating distributions of principal and interest and allocation of Realized Losses and Deferred Interest on the group 2 mortgage loans, the Class 2-X-2A and Class 2-X-2B Certificates will be made up of the components having the designations, initial Component Principal Balances and initial Component Notional Amounts set forth below.

Class	Component Designation	Initial Component Principal Balance	Initial Component Notional Amount
Class 2-X-2A Certificates	Class 2-X-2A-IO Component	N/A	$165,471,000
	Class 2-X-2A-PO Component	$0	N/A
Class 2-X-2B Certificates	Class 2-X-2B-IO Component	N/A	$30,352,992
	Class 2-X-2B-PO Component	$0	N/A

The initial Component Notional Amounts set forth in the preceding table may vary by plus or minus 5%. The components comprising the Class 2-X-2A and Class 2-X-2B Certificates will not be separately transferable from such class of certificates.

The “Class Certificate Balance“ of each of the Class 2-X-2A and Class 2-X-2B Certificates will equal the Component Principal Balance of the related PO Component, and the “Notional Amount“ of each of the Class 2-X-2A and Class 2-X-2B Certificates will equal the Component Notional Amount of the related IO Component.

IO Components. Each of the Class 2-X-2A-IO and Class 2-X-2B-IO Components is referred to as an “IO Component.“ An IO Component will not have a Component Principal Balance and is not entitled to any distributions in respect of principal, but will bear interest on its respective outstanding Component Notional Amount.

For the interest accrual period related to any Distribution Date, the “Component Notional Amount” of the IO Components will be equal to:

•
for the Class 2-X-2A-IO Component, the sum of the aggregate Class Certificate Balance of the Class 2-A-1 and Class 2-A-2 Certificates and the Component Principal Balance of the Class 2-X-2A-PO Component immediately prior to such Distribution Date.

•
for the Class 2-X-2B-IO Component, the sum of (1) the aggregate Class Certificate Balance of the group 2 subordinated certificates immediately prior to such Distribution Date and (2) the Component Principal Balance of the Class 2-X-2B-PO Component immediately prior to such Distribution Date.

PO Components. Each of the Class 2-X-2A-PO and Class 2-X-2B-PO Components is referred to as a “PO Component.“ The PO Components do not have pass-through rates and do not bear interest.

Each PO Component will have a “Component Principal Balance“ (initially, equal to zero) that will increase by:

•	the amount of Net Deferred Interest on the group 2 mortgage loans allocated to the related IO Component, and

•	the amount of Subsequent Recoveries allocated to that PO Component as described under “—Calculation of Class Certificate Balance” above,

and will decrease by

•	all amounts actually distributed as principal of that PO Component on all prior Distribution Dates, and

•	all Realized Losses applied in reduction of principal of that PO Component on all prior Distribution Dates.

Book-Entry Certificates; Denominations

The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). Each class of Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) will hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States or the Euroclear System (“Euroclear”), in Europe, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Each class of Book-Entry Certificates will be issued in one or more certificates that will equal the aggregate principal balance of the applicable Class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Euroclear’s name on the book of its depositary which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase will act as depositary for Euroclear (in such capacity the “Depositary”). Investors may hold such beneficial interests in the Book-Entry Certificates (other than the Class 1-A-3 Certificates) in minimum denominations representing an original principal amount or notional amount of $25,000 and integral multiples of $1.00 in excess thereof. Investors may hold such beneficial interests in the Class 1-A-3 Certificates in minimum denominations representing an original principal amount or notional amount of $1,000 and integral multiples of $1.00 in excess thereof. Except as described below, no person acquiring a beneficial ownership in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing such person’s beneficial ownership interest in such Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.

The beneficial owner’s ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the beneficial owner’s account for such purpose. In turn, the Financial Intermediary’s ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner’s Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

Certificate Owners will receive all distributions of principal of, and interest on, the Offered Certificates from the trustee through DTC and DTC participants. While the Offered Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Offered Certificates and is required to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”), with whom Certificate Owners have accounts with respect to Offered Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the Offered Certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of Offered Certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC’s normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

Because of time zone differences, credits of securities received Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear Participants on such business day. Cash received in Euroclear, as a result of sales of securities by or through a Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures, relating to the Offered Certificates, see “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus and “Global, Clearance, Settlement And Tax Documentation Procedures — Certain U.S. Federal Income Tax Documentation Requirements” in Annex I hereto.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear by its Depositary; however, such cross market transactions will require delivery of instructions to Euroclear by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). Euroclear will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear Participants may not deliver instructions directly to its Depositaries.

DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the rules, regulations and procedures governing DTC and DTC participants as in effect from time to time.

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry Certificates that it represents.

Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to Offered Certificates held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by its Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus. Because DTC can only act on behalf of Financial Intermediaries, the ability of a beneficial owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

Monthly and annual reports on the issuing entity provided by the master servicer to Cede & Co., as nominee of DTC, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting DTC or the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such beneficial owners are credited.

DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. The Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

Definitive Certificates will be issued to beneficial owners of the Book-Entry Certificates, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor, (b) the beneficial owners having not less than 51% of the voting rights (as defined in the pooling and servicing agreement) of a class at their sole option and expense, elect to remove their Book-Entry Certificates from DTC or (c) after the occurrence of an event of default (as defined in the pooling and servicing agreement), beneficial owners having not less than 51% of the voting rights evidenced by the Offered Certificates advise the trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related Offered Certificates under the pooling and servicing agreement.

Although DTC and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Certificates among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Determination of LIBOR

The LIBOR Certificates will bear interest during their initial interest accrual period at the applicable initial pass-through rates set forth in the table under “— Interest” below, and during each interest accrual period thereafter at the applicable rate determined as described in the table under “— Interest” below.

LIBOR applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities — Indices Applicable to Floating Rate and Inverse Floating Rate Classes — BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

Determination of COFI

The Class 2-A-1 and Class 2-A-2 Certificates (we sometimes refer to these classes of certificates as the “COFI Certificates”) will bear interest during each interest accrual period at the applicable rate determined as described under “—Interest” below.

“COFI“ is the monthly weighted average cost of funds for depository institutions that have home offices located in Arizona, California or Nevada and that are members of the Eleventh District of the Federal Home Loan Bank System as computed from statistics tabulated and published by the Federal Home Loan Bank of San Francisco. So long as the COFI for a month is announced on or before the tenth day of the second following month, the pass-through rate for each class of COFI Certificates for the Interest Accrual Period commencing in the second following month will be based on the COFI for the second preceding month. If publication is delayed beyond the tenth day, the pass-through rate will be based on the COFI for the third preceding month (a “COFI Determination Date“).

If COFI is no longer available, the trustee, as calculation agent, will choose a new index for the COFI Certificates that is based on comparable information. When the calculation agent chooses a new index for the COFI Certificates, it will increase or decrease the related Pass-Through Margins of the COFI Certificates by the difference between the average COFI for the final three years it was in effect and the average of the most recent three years for the replacement index. Those Pass-Through Margins will be increased by that difference if the average COFI is greater than the average replacement index, and the Pass-Through Margins will be decreased by that difference if the replacement index is greater than those average COFI. See “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—COFI” in the prospectus.

If on the initial COFI Determination Date, the calculation agent is required but unable to determine COFI in the manner provided in this free writing prospectus, COFI for the next interest accrual period will be 4.277%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of mortgage loans subsequent to the cut-off date (other than in respect of principal and interest due on the mortgage loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the mortgage loans, including principal prepayments;

•	all payments on account of interest on the mortgage loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums;

•	all payments on account of prepayment charges on the mortgage loans;

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”);

•	all Substitution Adjustment Amounts; and

•	all advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the mortgage loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”;

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the mortgage loan(s) in respect of which any such Advance was made;

•
to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related mortgage loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•
to reimburse the master servicer for  any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•
to pay to the purchaser, with respect to each mortgage loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such mortgage loan after the date of such purchase;

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•
to withdraw an amount equal to the sum of (a) the related Available Funds, (b) any prepayment charges received and (c) the trustee fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.”

The master servicer is required to maintain separate accounting, on a mortgage loan by mortgage loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds for each loan group, the prepayment charges collected and the trustee fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). Upon termination of the Funding Period, the trustee will deposit into the Distribution Account any amounts remaining in the Pre-funding Account, other than investment earnings, for distribution to the related certificateholders The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “— Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the trustee fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the mortgage loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Exchangeable Certificates Distribution Account. On or prior to the closing date, the trustee will establish an account (the “Exchangeable Certificates Distribution Account“), which will be maintained in trust for the benefit of the holders of the Exchangeable Certificates. The trustee will deposit or cause to be deposited in the Exchangeable Certificates Distribution Account all amounts it receives in respect of the Depositable Certificates which have been deposited. These funds will then be used to make distributions on that day to the Exchangeable Certificates as described below. Funds on deposit in the Exchangeable Certificates Distribution Account will not be invested.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account will be invested in permitted investments at the direction of the master servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein;

•	the Pre-funding Account, all income and gain net of any losses realized from the investment will be for the benefit of the depositor and will be remitted to the depositor as described herein; and

•
the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to the depositor and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-funding Account or the Capitalized Interest Account in respect of the investments will be deposited by the depositor into the Pre-funding Account or Capitalized Interest Account, as applicable out of the depositor’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-funding Account or the Capitalized Interest Account and made in accordance with the pooling and servicing agreement.

Exchangeable Certificates

General. The Class 1-A-1, Class 1-A-2, Class 1-A-3 and Class 1-A-4 Certificates are “Depositable Certificates.” All or a portion of the Depositable Certificates may be exchanged for a proportionate interest in the Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11, Class 1-A-12 and Class 1-A-13 Certificates (the “Exchangeable Certificates“) in the combinations shown in Annex II. All or a portion of the Exchangeable Certificates may also be exchanged for the related Depositable Certificates in the same manner. This process may occur repeatedly.

The classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Certificate balance or notional amounts of these classes, will depend upon any distributions of principal, as well as any exchanges that occur and the prior principal distributions. Depositable Certificates and Exchangeable Certificates may be exchanged only in the combinations and in the proportions that the original Class Certificate Balances of such certificates bear to one another as shown in Annex II.

Holders of a class of Exchangeable Certificates will be the beneficial owners of a proportionate interest in the related Depositable Certificates and will receive a proportionate share of the distributions on those certificates.

Procedures. If a holder of Depositable Certificates wishes to exchange its Depositable Certificates for the related Exchangeable Certificates or a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates for the related Depositable Certificates, the certificateholder must notify the trustee no later than three business days before the proposed exchange date. Notice to the trustee may be provided by telephone at (800) 254-2826. The exchange date will be subject to the trustee’s approval but it can generally be any business day other than the first or last business day of the month. The notice must (i) be on the certificateholder’s letterhead, (ii) carry a medallion stamp guarantee or be signed by an authorized signatory and be presented with an incumbency certificate and (iii) set forth the following information: the CUSIP number of both certificates to be exchanged and the certificates to be received, outstanding certificate balance and/or notional amount and the original certificate balance and/or notional amount of the certificates to be exchanged, the certificateholder’s DTC participant number and the proposed exchange date. After receiving the notice, the trustee will e-mail the certificateholder with wire payment instructions relating to the exchange fee and assuming the combination or exchange is a permitted combination or exchange as listed on Annex II, the certificateholder will utilize the Deposit and Withdrawal System at DTC to exchange the certificates. A notice becomes irrevocable on the second business day before the proposed exchange date.

In connection with each exchange, the certificateholder must pay the trustee a fee equal to 1/32 of 1% of the outstanding certificate balance (or the notional amount, if no certificate balance) of the certificates to be exchanged. In no event, however, will the fee be either less than $2,000 or greater than $25,000. The exchange will be completed upon the receipt by the trustee of the exchange fee and the beneficial interest in the Depositable Certificates.

The trustee will make the first distribution on an Depositable Certificate or an Exchangeable Certificate received in an exchange transaction on the distribution date in the following month to the certificateholder of record as of the close of business on the last day of the month of the exchange.

Neither the trustee nor the depositor will have any obligation to ensure the availability of the applicable certificates for the desired combination or exchange or to accomplish any combination or exchange other than those listed on Annex II.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount		General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer
The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan. The master servicing fee for the mortgage loans in each loan group will equal one-twelfth of the Stated Principal Balance of each mortgage loan in that loan group multiplied by the Master Servicer Fee Rate (3). As of the initial cut-off date, the weighted average master servicing fee rate for the loans in loan group 1 and loan group 2 will be approximately 0.2192%, 0.3750% per annum, respectively.
			Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that mortgage loan	Monthly

	•	All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the mortgage loans	Time to time

	•	All investment income earned on amounts on deposit in the Certificate Account and Distribution Account.	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	•	Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding mortgage loans. (5)		Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses
Insured expenses / Master Servicer	Expenses incurred by the master servicer		Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the mortgage loan	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances.	Reimbursement of Expenses
With respect to each mortgage loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan (6)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement. See “The Agreements— Amendment” in the prospectus.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicer Fee Rate will be either 0.200%, 0.250%, 0.495% or 0.500% per annum for each mortgage loan in loan group 1 and 0.375% for each mortgage loan in loan group 2. The amount of the monthly servicing fee is subject to adjustment with respect to mortgage loans that are prepaid in full.

(4)
“Excess Proceeds” with respect to a liquidated mortgage loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the mortgage loan plus (ii) accrued interest on the mortgage loan at the mortgage rate during each Due Period as to which interest was not paid or advanced on the mortgage loan.

(5)	The “trustee fee rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a mortgage loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day and 20th day of each month with respect to the group 1 certificates and group 2 certificates, respectively, or, if that day is not a business day, on the first business day thereafter, commencing in November 2006 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates and any Distribution Date, the Record Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a Class X Certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions on the group 1 senior certificates and the group 2 senior certificates will be made on each Distribution Date primarily from Available Funds of the related loan group. Distributions on the subordinated certificates will be based on any remaining Available Funds for the related loan group for such Distribution Date, in each case after giving effect to distributions on all classes of related senior certificates as described in the preceding sentence and, with respect to the group 1 certificates, payments in respect of Class PO Deferred Amounts. These distributions will be made in the following order of priority:

•
to interest on each interest-bearing class or component of senior certificates relating to each loan group, pro rata, based on their respective interest distribution amounts; provided, however, that any distribution of interest to which an IO Component is otherwise entitled (after allocation of Net Deferred Interest) will first be deposited into the Carryover Shortfall Reserve Fund and will not be distributed to the related Class X Certificate except as described below;

•
to principal of the classes or components of senior certificates relating to each loan group then entitled to receive distributions of principal, in the order and subject to the priorities set forth under “Description of the Certificates — Principal,” in this free writing prospectus, in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes and/or on the Distribution Date;

•
to any Class PO Deferred Amounts with respect to the Class 1-PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the related subordinated certificates;

•
to interest on and then principal of each class of related subordinated certificates, in the order of their distribution priorities, beginning with the Class 1-M or Class 2-M-1 Certificates, as applicable, in each case subject to the limitations set forth under “Description of the Certificates — Interest” and “— Principal” in this free writing prospectus;

•	from amounts on deposit in the Carryover Shortfall Reserve Fund, as described under “Description of the Certificates—Carryover Shortfall Reserve Fund” in this free writing prospectus; and

•	any remaining available amounts, to the related Class A-R Certificates.

“Available Funds” for a loan group for any Distribution Date will be equal to the sum of:

•
all scheduled installments of interest (net of the related Expense Fees and premiums in respect of lender paid primary mortgage insurance on a mortgage loan, if any, and, with respect to loan group 2, reductions due to Deferred Interest on the group 2 mortgage loans) and principal due on the mortgage loans in that loan group on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans in that loan group, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted mortgage loans in that loan group, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries with respect to mortgage loans in that loan group;

•
all partial or full prepayments with respect to mortgage loans in that loan group received during the related Prepayment Period together with interest paid in connection with the prepayment, other than certain excess amounts and the Compensating Interest;

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted mortgage loan or a mortgage loan in that loan group repurchased by a seller or the master servicer as of the Distribution Date; and

•
with respect to loan group 1, for each Distribution Date during and the Distribution Date immediately after the Funding Period, any amounts required pursuant to the pooling and servicing agreement to be deposited from the Capitalized Interest Account, and for the first Distribution Date following the Funding Period, any amounts remaining in the Pre-funding Account after the end of the Funding Period (net of any investment income thereon) that is allocated to that loan group, reduced by amounts in reimbursement for advances previously made and other amounts as to which the master servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

In the event that Depositable Certificates are exchanged for their related Exchangeable Certificates, such Exchangeable Certificates will be entitled to a proportionate share of the principal and interest distributions on each related class of Depositable Certificates. In addition, Exchangeable Certificates will bear a proportionate share of losses and net interest shortfalls allocable to each related class of Depositable Certificates.

Interest

Pass-Though Rates. The classes of offered certificates will have the respective pass-through rates set forth on the cover page hereof or as described below (each, a “pass-through rate”).

COFI Certificates

The pass-through rate for the Class 2-A-1 and Class 2-A-2 Certificates for the interest accrual period for any Distribution Date will be a per annum rate equal to the lesser of (1) COFI plus 1.500% (the “Pass-Through Margin”) and (2) the related Net Rate Cap.

LIBOR Certificates

The pass-through rate for each class of LIBOR Certificates for any interest accrual period will be a per annum rate equal to the lesser of:

•	One-Month LIBOR, plus the applicable Pass-Through Margin for such class, and

•	the related Net Rate Cap.

The “Pass-Through Margins“ for the LIBOR Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class 2-M-1	0.410%	0.615%
Class 2-M-2	0.430%	0.645%
Class 2-M-3	0.450%	0.675%
Class 2-M-4	0.570%	0.855%
Class 2-M-5	0.620%	0.930%
Class 2-M-6	0.720%	1.080%
Class 2-M-7	1.550%	2.325%
Class 2-M-8	1.850%	2.775%
Class 2-M-9	2.250%	3.375%
Class 2-M-10	2.250%	3.375%
Class 2-M-11	2.250%	3.375%
Class 2-B-1	2.250%	2.250%
Class 2-B-2	2.250%	2.250%
Class 2-B-3	2.250%	2.250%
__________
(1) For each interest accrual period occurring on or prior to the Optional Termination Date.
(2) For each interest accrual period occurring after the Optional Termination Date.

Class 1-X Certificates and Class 2-X-2A and Class 2-X-2B Components

The pass-through rate for the Class 1-X Certificates for the interest accrual period for any Distribution Date will be equal to the excess of (a) the Weighted Average Adjusted Net Mortgage Rate of the Non-Discount mortgage loans in loan group 1, over (b) 6.25%. The pass-through rate for the Class 1-X Certificates for the Interest Accrual Period for the first Distribution Date is expected to be approximately 0.53766% per annum.

The pass-through rate for the Class 2-X-2A-IO Component for the interest accrual period related to any Distribution Date will equal (x) the Weighted Average Adjusted Net Mortgage Rate for the group 2 mortgage loans minus 0.600%, over (y) the weighted average pass-through rate of the Class 2-A-1 and Class 2-A-2 Certificates and the Class 2-X-2A-PO Component for the related interest accrual period. The pass-through rate for the Class 2-X-2A-IO Component for the Interest Accrual Period for the first Distribution Date is expected to be approximately 0.61564% per annum.

The pass-through rate for the Class 2-X-2B-IO Component for the interest accrual period related to any distribution date will equal (x) the Weighted Average Adjusted Net Mortgage Rate for the group 2 mortgage loans over (y) the weighted average pass-through rate of the group 2 subordinate certificates (calculated on the basis of a 360-day year divided into twelve 30-day months) and the Class 2-X-2B-PO Component for the related interest accrual period. The pass-through rate for the Class 2-X-2B-IO Component for the Interest Accrual Period for the first Distribution Date is expected to be approximately 2.47630% per annum.

Class 2-A-R Certificates

The pass-through rate for the Class 2-A-R Certificates for the interest accrual period related to each Distribution Date will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate of the Mortgage Loans in loan group 2. The pass-through rate for the Class 2-A-R Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 6.99264% per annum.

The Class 1-PO Certificates and the PO Components will not bear interest.

Interest Entitlement. With respect to each Distribution Date for all of the interest- bearing certificates (other than the LIBOR Certificates), the interest accrual period will be the calendar month preceding the month of the Distribution Date. The interest accrual period for the LIBOR Certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.

On each Distribution Date, to the extent of funds available therefor, each interest-bearing class of certificates and components will be entitled to receive an amount allocable to interest for the related interest accrual period. This “Interest Distribution Amount” for any class of interest-bearing certificates and IO Components will be equal to the sum of:

•
interest at the applicable pass-through rate for the related interest accrual period on the related Class Certificate Balance, notional amount or Component Notional Amount, as the case may be, immediately prior to that Distribution Date;

•
the sum of the amounts, if any, by which the amount described in the immediately preceding bullet point on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called unpaid interest amounts);

minus

•	any Net Interest Shortfalls for that Distribution Date allocated to the applicable class or component; and

minus

•	any Net Deferred Interest on the group 2 mortgage loans for that Distribution Date allocated to the applicable class or component.

The Class 2-X-2A and Class 2-X-2B Certificates will be entitled to receive with respect to the interest accrual period related to each Distribution Date the sum of the Interest Distribution Amounts on their related IO Component.

All amounts in respect of interest otherwise payable to the IO Components on any Distribution Date will be deposited in the Carryover Shortfall Reserve Fund to pay any Carryover Shortfall Amounts to the Floating Rate Certificates in the manner and priority set forth in this free writing prospectus under “─ Carryover Shortfall Reserve Fund”.

Definitions Related to Interest Calculations.

With respect to any Distribution Date, the “Adjusted Net Mortgage Rate“ for a mortgage loan in loan group 2 and any Distribution Date is the Mortgage Rate of the mortgage loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Carryover Shortfall Amount“ for any Distribution Date and each class of Floating Rate Certificates will equal the sum of:

the excess, if any, of

•
the amount of interest such class of certificates would have been entitled to receive on such Distribution Date (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls) had its pass-through rate not been subject to the applicable Net Rate Cap, over

•
the amount of interest such class of certificates is entitled to receive on such Distribution Date based on the applicable Net Rate Cap (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls), and

•
in the case of each class of COFI and Class 2-M Certificates, the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then-applicable pass-through rate on such class of certificates, without giving effect to the applicable Net Rate Cap.

Any Carryover Shortfall Amount on a class of Floating Rate Certificates will be paid on that Distribution Date or, except for the Class 2-B Certificates, on future Distribution Dates from and to the extent of funds available therefor in the Carryover Shortfall Reserve Fund as described in this free writing prospectus under “─ Carryover Shortfall Reserve Fund.”

The “Net Mortgage Rate“ for a mortgage loan and any Distribution Date is the Mortgage Rate of the mortgage loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Net Rate Cap“ for the Class 2-A-1, Class 2-A-2 and Class 2-A-R Certificates on any Distribution Date is the Weighted Average Adjusted Net Mortgage Rate of the group 2 mortgage loans, minus 0.600%.

The “Net Rate Cap“ for the LIBOR Certificates on any Distribution Date is the Weighted Average Adjusted Net Mortgage Rate of the group 2 mortgage loans, adjusted in the case of the LIBOR Certificates to reflect the accrual of interest on the basis of a 360-day year and the actual number of days for the related interest accrual period.

The “Optional Termination Date“ will be the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and any related foreclosed or otherwise repossessed properties at the time of repurchase is equal to or less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

The “Weighted Average Adjusted Net Mortgage Rate“ for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rates of the mortgage loans in loan group 2, weighted on the basis of their respective Stated Principal Balances as of the Due Date in the month preceding the month of such Distribution Date.

Allocation of Net Deferred Interest

On each Distribution Date, the Senior Percentage for loan group 2 of the Net Deferred Interest will be allocated among the group 2 senior certificates and the Subordinated Percentage for loan group 2 of the Net Deferred Interest will be allocated to the group 2 subordinated certificates. Among the group 2 senior certificates or group 2 subordinated certificates, as applicable, the Net Deferred Interest allocated to a class of certificates or its IO Components will be an amount equal to the excess, if any, for each such class or IO component of:

•	the amount of interest that accrued on such class of certificates or IO Component at its respective pass-through rate during the interest accrual period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates or IO Component equaled the related Adjusted Rate Cap for that Distribution Date.

The amount of Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of such class of certificates, and the amount of Net Deferred Interest allocated to an IO Component will be added to the Component Principal Balance of the related PO Component.

Definitions Related to Net Deferred Interest Calculations.

The “Adjusted Rate Cap“ for any Distribution Date and a class of COFI Certificates will equal the excess, if any, of

•	the related Net Rate Cap for that Distribution Date, over

•
(i) the numerator of which is equal to the product of (a) a fraction, the numerator of which is equal to the product of (x) 12 and (y) the amount of Net Deferred Interest for that Distribution Date, and (ii) the denominator of which is the aggregate Stated Principal Balance of the group 2 mortgage loans as of the first day of the related Due Period.

The “Adjusted Rate Cap“ for any Distribution Date and a class of LIBOR Certificates will equal the excess, if any, of

•	the related Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

•
(i) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period, and (b) the amount of Net Deferred Interest for that Distribution Date, and (ii) the denominator of which is the aggregate Stated Principal Balance of the group 2 mortgage loans as of the first day of the related Due Period.

The “Adjusted Rate Cap“ for any Distribution Date and each of the Class 2-X-2A-IO and Class 2-X-2B-IO Components will equal the pass-through rate for such IO Component computed for this purpose by

•	reducing the Weighted Average Adjusted Net Mortgage Rate of the group 2 mortgage loans by a per annum rate equal to

•	the product of (i) the Net Deferred Interest for the group 2 mortgage loans for such Distribution Date and (ii) 12, divided by

•	the aggregate Stated Principal Balance of the group 2 mortgage loans as of the first day of the month prior to such Distribution Date, and

•
computing the pass-through rates of the COFI Certificates, in the case of the Class 2-X-2A-IO Component, and the subordinated certificates, in the case of the Class 2-X-2B-IO Component, by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof.

“Deferred Interest“ for each group 2 mortgage loan and each related Due Period will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly interest payment due for such Due Period.

Such excess may occur because the Mortgage Rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

The “Net Deferred Interest“ for each Distribution Date is equal to the excess, if any, of:

•	the aggregate amount of Deferred Interest that accrued on the group 2 mortgage loans during the related Due Period as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

The “Net Principal Prepayment Amount“ for any Distribution Date is equal to the excess, if any, of

•	the Principal Prepayment Amount, over

•	the aggregate amount of Deferred Interest accrued on the group 2 mortgage loans during the related Due Period.

The “Principal Prepayment Amount“ for any Distribution Date is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the group 2 mortgage loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the group 2 mortgage loans received during the related Due Period.

Allocation of Net Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the related loan group. With respect to any Distribution Date and loan group, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that loan group and Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any mortgage loan in that loan group that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” for each loan group is the amount by which the aggregate of prepayment interest shortfalls experienced by the mortgage loans in that loan group exceeds the Compensating Interest for that loan group and Distribution Date.

A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related mortgage rate less the related Master Servicing Fee Rate on the Stated Principal Balance of the mortgage loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a mortgage loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “Certain Legal Aspects of the Loans — Servicemembers Civil Relief Act” in the prospectus.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on the related mortgage loan.

Net Interest Shortfalls for a loan group on any Distribution Date will be allocated pro rata among all interest-bearing classes of the related senior and subordinated certificates on such Distribution Date, based on the amount of interest each such class of certificates or component would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls. On each Distribution Date the class of Exchangeable Certificates will be allocated a proportionate share of the Net Interest Shortfalls allocated to the related classes of Depositable Certificates.

Each class’ pro rata share of the Net Interest Shortfalls will be based on the amount of interest the class otherwise would have been entitled to receive on the Distribution Date.

If on a particular Distribution Date, Available Funds for a loan group in the Certificate Account applied in the order described above under “— Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates and components related to that loan group, interest will be distributed on each class of certificates and component of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the mortgage loans in a loan group were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Carryover Shortfall Reserve Fund

On the closing date, the trustee will establish a reserve fund (the “Carryover Shortfall Reserve Fund“). On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund for distribution as specified below. In addition, on the closing date, the depositor will cause $1,000 to be deposited in the Carryover Shortfall Reserve Fund.

On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund and will be distributed, concurrently, as follows:

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class 2-X-2A-IO Component, first, concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class 2-X-2A Certificates, and

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class 2-X-2B-IO Component, first, concurrently, to each class of LIBOR Certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of LIBOR Certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class 2-X-2B Certificates.

To the extent amounts in respect of interest otherwise payable to an IO Component are used to pay Carryover Shortfall Amounts and are not paid to the related Class X Certificates, a holder of such Class X Certificates will not be entitled to reimbursement for such amounts.

All funds on deposit in the Carryover Shortfall Reserve Fund will remain uninvested.

Principal

Loan Group 1

General. All payments and other amounts received in respect of principal of the group 1 mortgage loans will be allocated as described under “—Priorities of Distributions Among Certificates” between the Class 1-PO Certificates, on the one hand, and the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) and the group 1 subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

The Non-PO Percentage with respect to any mortgage loan in loan group 1 with a net mortgage rate less than the percentage indicated below (each a “Discount mortgage loan”) will be equal to the net mortgage rate divided by 6.25%. The Non-PO Percentage with respect to any group 1 mortgage loan with a net mortgage rate equal to or greater than 6.25% (each a “Non-Discount mortgage loan”) will be 100%. The PO Percentage with respect to any Discount mortgage loan will be equal to (6.25% minus the net mortgage rate) divided by 6.25%. The PO Percentage with respect to any Non-Discount mortgage loan will be 0%.

Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount for loan group 1 will be distributed as principal with respect to the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) in an amount up to the Senior Principal Distribution Amount for loan group 1 and as principal of the group 1 subordinated certificates, in an amount up to the related Subordinated Principal Distribution Amount.

The “Non-PO Formula Principal Amount” for any Distribution Date and loan group 1 will equal the sum of:

(i)	the sum of the applicable Non-PO Percentage of

(a)	all monthly payments of principal due on each mortgage loan in that loan group on the related Due Date,

(b)
the principal portion of the purchase price of each mortgage loan in that loan group that was repurchased by a seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

(c)	the Substitution Adjustment Amount in connection with any deleted mortgage loan in that loan group received with respect to the Distribution Date,

(d)
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans in that loan group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)
with respect to each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the mortgage loan, and

(f)	all partial and full principal prepayments by borrowers on the mortgage loans in that loan group received during the related Prepayment Period;

(ii)
(A) any Subsequent Recoveries on the mortgage loans in that loan group received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount mortgage loan in that loan group which incurred a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date; and

(iii)	on the first Distribution Date after the Funding Period, any amounts allocated to that loan group remaining in the Pre-funding Account and not allocated to the related Class 1-PO Certificates.

Group 1 Senior Principal Distribution Amount. On each Distribution Date, the Non-PO Formula Principal Amount related to loan group 1, up to the amount of the related Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal to the following classes of senior certificates, in the following order of priority:

Distributions with Respect to Loan Group 1

(1) to the Class 1-A-R Certificates, until its Class Certificate Balance is reduced to zero;

(2) to the Class 1-A-4 Certificates, the Priority Amount, until its Class Certificate Balance is reduced to zero;

(3) in an amount up to $1,000 on each Distribution Date, to the Class 1-A-2 Certificates, until its Class Certificate Balance is reduced to zero;

(4) in an amount up to $1,793,000 on each Distribution Date, to the Class 1-A-1 Certificates, until its Class Certificate Balance is reduced to zero;

(5) sequentially, to the Class 1-A-2, Class 1-A-1 and Class 1-A-3 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(6) to the Class 1-A-4 Certificates, without regard to the Priority Amount, until its Class Certificate Balance is reduced to zero.

Notwithstanding the foregoing, on each Distribution Date on and after the Senior Credit Support Depletion Date for loan group 1, the Non-PO Formula Principal Amount for loan group 1 will be distributed, concurrently, as principal of the group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates), pro rata, in accordance with their respective Class Certificate Balances immediately before that Distribution Date.

Additionally, on each Distribution Date, the class of Exchangeable Certificates will be entitled to receive a proportionate share of the Senior Principal Distribution Amount distributed to the related classes of Depositable Certificates.

If on any Distribution Date the allocation to the classes of group 1 senior certificates (other than the notional amount certificates and Class 1-PO Certificates) then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the related Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.

Definitions Related to Loan Group 1 Principal Distributions

The “Group 1 Senior Principal Distribution Amount” for any Distribution Date and loan group 1 will equal the sum of

•
the related Senior Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of “Non-PO Formula Principal Amount” for that loan group and Distribution Date,

•	for each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•	the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan, and

•	the related Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan,

•	the sum of

•
the related Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the related Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the amount, if any, on deposit in the Pre-funding Account at the end of the Funding Period.

“Priority Amount” for any Distribution Date will equal the sum of (i) the product of (A) the Scheduled Principal Distribution Amount for loan group 1, (B) the Shift Percentage and (C) the Priority Percentage and (ii) the product of (A) the Unscheduled Principal Distribution Amount for loan group 1, (B) the Shift Percentage and (C) the Priority Percentage.

“Priority Percentage” for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the Class Certificate Balance of the Class 1-A-4 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of the group 1 certificates (other than the Class 1-PO Certificates and the notional amount certificates) immediately prior to that Distribution Date.

“Scheduled Principal Distribution Amount” for any Distribution Date will equal the Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date and loan group 1.

“Unscheduled Principal Distribution Amount” for any Distribution Date will equal the sum of (i) with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of such Distribution Date, the applicable Non-PO Percentage of the Liquidation Proceeds allocable to principal received with respect to such mortgage loan and (ii) the applicable Non-PO Percentage of the amount described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for such Distribution Date and (iii) any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for such Distribution Date and loan group 1.

“Shift Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

Class 1-PO Certificates

Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class 1-PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for the Distribution Date and (y) the product of

•	Available Funds for loan group 1 remaining after distribution of interest on the group 1 senior certificates, and

•	a fraction, the numerator of which is the PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the related Senior Principal Distribution Amount.

If the Class PO Principal Distribution Amount on a Distribution Date for a class of Class 1-PO Certificates is calculated as provided in clause (y) above, principal distributions to the related senior certificates (other than the notional amount certificates and Class 1-PO Certificates) will be in an amount equal to the product of Available Funds for loan group 1 remaining after distribution of interest on the group 1 senior certificates and a fraction, the numerator of which is the related Senior Principal Distribution Amount and the denominator of which is the sum of that Senior Principal Distribution Amount and the PO Formula Principal Amount.

The “PO Formula Principal Amount” for any Distribution Date and the Class 1-PO Certificates will equal the sum of:

•	the sum of the applicable PO Percentage of

•	all monthly payments of principal due on each mortgage loan in loan group 1 on the related Due Date,

•
the principal portion of the purchase price of each mortgage loan in that loan group that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

•	the Substitution Adjustment Amount in connection with any deleted mortgage loan in that loan group received for the Distribution Date,

•
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans in that loan group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

•
for each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of liquidation proceeds allocable to principal received on the mortgage loan,

•	all partial and full principal prepayments by borrowers on the mortgage loans in that loan group received during the related Prepayment Period; and

•
with respect to Subsequent Recoveries attributable to a Discount mortgage loan in loan group 1 which incurred a Realized Loss on any mortgage loan after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date.

Loan Group 2

General. All payments and other amounts received in respect of principal of the mortgage loans in loan group 2 will be allocated as described under “—Priorities of Distributions Among Certificates” between the classes of group 2 senior certificates, on the one hand, and the group 2 subordinated certificates, on the other hand.

The “Principal Amount” for any Distribution Date and loan group 2 will equal the sum of:

i.	all monthly payments of principal due on each mortgage loan in that loan group on the related Due Date,

ii.
the principal portion of the purchase price of each mortgage loan in that loan group that was repurchased by a seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

iii.	the Substitution Adjustment Amount in connection with any deleted mortgage loan in that loan group received with respect to the Distribution Date,

iv.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans in that loan group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

v.
with respect to each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan, and

vi.	the Principal Prepayment Amount net of deferred interest.

Group 2 Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount related to loan group 2, up to the amount of the related Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

Distributions with Respect to Loan Group 2

•	to the Class 2-A-R Certificates, until its Class Certificate Balance is reduced to zero; and

•
concurrently, to the Class 2-A-1 and Class 2-A-2 Certificates and the Class 2-X-2A-PO and Class 2-X-2B-PO Components, pro rata, until their respective Class Certificate Balances and Component Principal Balances, as applicable, are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the related Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.

Definitions Related to Loan Group 2 Principal Distributions

The “Group 2 Senior Principal Distribution Amount” for any Distribution Date and loan group 2 will equal the sum of

•	the related Senior Percentage of all amounts described in clauses (i) through (iv) of the definition of Principal Amount for that loan group and Distribution Date,

•	for each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of:

•	the related Senior Percentage of the Stated Principal Balance of the mortgage loan, and

•	the related Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan,

•	the sum of the related Senior Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

General Definitions Related to Principal Distributions

“Due Date” means, with respect to a mortgage loan, the day of the calendar month on which scheduled payments are due on that mortgage loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.

“Prepayment Period” means for any Distribution Date and related Due Date (a) with respect to the mortgage loans directly serviced by Countrywide Servicing, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from October 1, 2006) through the fifteenth day of the following calendar month and (b) with respect to the remaining mortgage loans, the calendar month immediately preceding the month in which the Distribution Date occurs.

“Stated Principal Balance” means for any mortgage loan and Due Date, the unpaid principal balance of the mortgage loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), as reduced by:

•	any previous partial payments and liquidation proceeds received and to the payment of principal due on that Due Date and irrespective of any delinquency in payment by the related borrower; and

•	liquidation proceeds allocable to principal received in the prior calendar month and prepayments of principal received through the last day of the related Prepayment Period; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan; and

with respect to a group 2 mortgage loan, increased by,

•	any Deferred Interest added to the principal balance of that mortgage loan pursuant to the terms of the related mortgage note on or prior to that Due Date.

“Deficient Valuation” means for any mortgage loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such mortgage loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “pool principal balance” equals the aggregate of the Stated Principal Balances of the mortgage loans.

The “loan group principal balance” with respect to any loan group equals the aggregate of the Stated Principal Balances of the mortgage loans in that loan group.

The “Senior Percentage” of a senior certificate group and Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate of the Class Certificate Balances of the classes of senior certificates of such senior certificate group outstanding (other than the related notional amount certificates and Class 1-PO Certificates) immediately before the Distribution Date and the denominator of which is the aggregate of (x) in the case of loan group 1, the applicable Non-PO Percentage of the Stated Principal Balance of each mortgage loan in loan group 1 as of the Due Date in the month preceding the month of that Distribution Date (after giving effect to prepayments received in the Prepayment Period related to that preceding Due Date) and (y) in the case of loan group 2, the Stated Principal Balance of each mortgage loan in loan group 2 as of the Due Date in the month preceding the month of that Distribution Date (after giving effect to prepayments received in the Prepayment Period related to that preceding Due Date).

Beginning on the first Distribution Date, the “Senior Prepayment Percentage” of the group 1 senior certificates and group 2 senior certificates for any Distribution Date occurring during the five years or ten years, respectively, will equal 100%. Thereafter, each Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraphs. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the applicable group of senior certificates (other than the Class 1-PO Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the mortgage loans of the applicable loan group evidenced by the related subordinated certificates. Increasing the respective interest of a group of subordinated certificates relative to that of the related senior certificates is intended to preserve the availability of the subordination provided by those subordinated certificates.

The Senior Prepayment Percentage of the group 1 and group 2 senior certificates for any Distribution Date occurring on or after the fifth anniversary (in the case of loan group 1) and tenth anniversary (in the case of loan group 2) of the first Distribution Date, respectively, will be as follows:

•	for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinated Percentage for the Distribution Date; and

•
for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date (unless on any Distribution Date the Senior Percentage of a senior certificate group exceeds the initial Senior Percentage of such senior certificate group, in which case the Senior Prepayment Percentage for that senior certificate group for that Distribution Date will once again equal 100%).

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage for a loan group will occur unless both of the step down conditions listed below are satisfied with respect to that loan group:

•
the outstanding principal balance of all mortgage loans in a loan group delinquent 60 days or more (including mortgage loans in foreclosure, real estate owned by the issuing entity and mortgage loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the related subordinated certificates immediately prior to the Distribution Date, does not equal or exceed 50%, and

•	with respect to the mortgage loans in loan group 1, cumulative Realized Losses on the mortgage loans in that loan group do not exceed

•
commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the related subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the original subordinate principal balance, and

•	with respect to the mortgage loans in loan group 2, cumulative Realized Losses on the mortgage loans in that loan group do not exceed

•
commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the related subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the twelfth anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the thirteenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the fourteenth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Notwithstanding the preceding paragraphs, the Senior Prepayment Percentage for loan group 2 will decrease prior to the tenth anniversary of the first Distribution Date (and may be less than the amount set forth above) if the Two Times Test is satisfied. The “Two Times Test” will be satisfied and the Senior Prepayment Percentage for loan group 2 will be adjusted if:

•
on or before the Distribution Date in October 2009, the related Subordinated Percentage is at least 200% of the related Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses on the related mortgage loans do not exceed 20% of the aggregate Class Certificate Balance of the group 2 subordinated certificates as of the closing date, and

•
after the Distribution Date in October 2009, the related Subordinated Percentage is at least 200% of the related Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses on the related mortgage loans do not exceed 30% of the aggregate Class Certificate Balance of the group 2 subordinated certificates as of the closing date.

If the Two Times Test is satisfied as in the first bullet point, the Senior Prepayment Percentage for loan group 2 will equal the related Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the related Senior Percentage for that Distribution Date. If the Two Times Test is satisfied as in the second bullet point, the Senior Prepayment Percentage for loan group 2 will equal the related Senior Percentage.

If on any Distribution Date the allocation to the class or classes of senior certificates (other than the notional amount certificates and the Class 1-PO Certificates, if applicable) then entitled to distributions of principal of full and partial principal prepayments and other amounts in the percentage required above would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the class or classes of certificates of the related Senior Prepayment Percentage of those amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balance(s) to zero.

The “Subordinated Prepayment Percentage” for a loan group as of any Distribution Date will be calculated as the difference between 100% and the related Senior Prepayment Percentage.

Subordinated Certificates

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of related Available Funds therefor, (x) the Non-PO Formula Principal Amount for loan group 1, up to the amount of the Subordinated Principal Distribution Amount for loan group 1 for the Distribution Date and (y) the Principal Amount for loan group 2, up to the amount of the Subordinated Principal Distribution Amount for loan group 2 for the Distribution Date, will be distributed as principal of the related subordinated certificates. Except as provided in the next paragraph, each class of group 1 subordinated certificates and group 2 subordinated certificates will be entitled to receive its pro rata share of the related Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for that loan group for distribution of principal. Distributions of principal of the group 1 subordinated certificates and group 2 subordinated certificates will be made sequentially to the classes of group 1 subordinated certificates and group 2 subordinated certificates, in each case, in the order of their distribution priorities, beginning with the Class 1-M and Class 2-M-1 Certificates, respectively, until their respective Class Certificate Balances are reduced to zero.

With respect to each class of group 1 subordinated certificates and group 2 subordinated certificates (other than the class of group 1 subordinated certificates or group 2 subordinated certificates, as applicable, then outstanding with the highest priority of distribution), if on any Distribution Date the sum of the related Class Subordination Percentages of the class and all classes of subordinated certificates in the same certificate group which have higher numerical class designations than the class (the “Applicable Credit Support Percentage”) is less than the related Applicable Credit Support Percentage for such class on the date of issuance of the certificates (the “Original Applicable Credit Support Percentage”), no distribution of partial principal prepayments and principal prepayments in full from the mortgage loans in the related loan group will be made to any of those related classes (the “Restricted Classes”) and the amount of partial principal prepayments and principal prepayments in full otherwise distributable to such Restricted Classes will be allocated among the remaining classes of subordinated certificates in the same certificate group, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of such class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of Subordinated Certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for the class on the date of issuance of the certificates.

The Class Subordination Percentage with respect to any Distribution Date and each class of group 1 subordinated and group 2 subordinated certificates will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of the class of group 1 subordinated certificates and group 2 subordinated certificates, respectively, immediately before the Distribution Date, and the denominator of which is the aggregate of the Class Certificate Balances of all classes of group 1 certificates or group 2 certificates, respectively, in each case, immediately before such Distribution Date.

On the date of issuance of the certificates, the characteristics of the group 1 certificates listed below are expected to be as follows:

	Beneficial Interest in Loan Group 1	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Group 1 Senior Certificates	93.80%	6.20%	N/A
Class 1-M	2.70%	3.50%	6.20%
Class 1-B-1	1.25%	2.25%	3.50%
Class 1-B-2	0.75%	1.50%	2.25%
Class 1-B-3	0.60%	0.90%	1.50%
Class 1-B-4	0.50%	0.40%	0.90%
Class 1-B-5	0.40%	0.00%	0.40%

On the date of issuance of the certificates, the characteristics of the group 2 certificates listed below are expected to be as follows:

	Beneficial Interest in Loan Group 2	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Group 2 Senior Certificates	84.50%	15.50%	N/A
Class 2-M-1	3.00%	12.50%	15.50%
Class 2-M-2	2.75%	9.75%	12.50%
Class 2-M-3	1.00%	8.75%	9.75%
Class 2-M-4	1.00%	7.75%	8.75%
Class 2-M-5	1.00%	6.75%	7.75%
Class 2-M-6	0.75%	6.00%	6.75%
Class 2-M-7	0.50%	5.50%	6.00%
Class 2-M-8	0.50%	5.00%	5.50%
Class 2-M-9	0.75%	4.25%	5.00%
Class 2-M-10	1.55%	2.70%	4.25%
Class 2-M-11	0.60%	2.10%	2.70%
Class 2-B-1	0.50%	1.60%	2.10%
Class 2-B-2	0.30%	1.30%	1.60%
Class 2-B-3	1.30%	0.00%	1.30%

For purposes of calculating the Applicable Credit Support Percentages of the group 1 subordinated certificates and group 2 subordinated certificates, the Class 1-M and Class 2-M-1 Certificates will be considered to have a lower numerical class designation than each other class of group 1 subordinated certificates and group 2 subordinated certificates, respectively.

The “Subordinated Principal Distribution Amount” for loan group 1 for any Distribution Date will equal

•	the sum of

•
the related Subordinated Percentage for that loan group of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of “Non-PO Formula Principal Amount” for that loan group and that Distribution Date,

•
for each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the remaining liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Group 1 Senior Principal Distribution Amount up to the related Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan,

•
the related Subordinated Prepayment Percentage for that loan group of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for the Distribution Date, and

•	the related Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that loan group and Distribution Date,

•	reduced by the amount of any payments in respect of any Class PO Deferred Amounts on the related Distribution Date.

The “Subordinated Principal Distribution Amount” for loan group 2 for any Distribution Date will equal the sum of

•	the related Subordinated Percentage of all amounts described in clauses (i) through (iv) of the definition of Principal Amount for that loan group and that Distribution Date,

•
for each mortgage loan in that loan group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Group 2 Senior Principal Distribution Amount up to the related Subordinated Percentage of the Stated Principal Balance of the mortgage loan, and

•	the related Subordinated Prepayment Percentage of the Net Principal Prepayment and that Distribution Date.

Residual Certificates. Each class of Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not either class of Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the classes of Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement and any Available Funds remaining after payment of interest on and principal of the related senior certificates and interest on and principal of the related subordinated certificates, as described above. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the applicable PO Percentage of any Realized Loss on a Discount mortgage loan in loan group 1 will be allocated to the Class 1-PO Certificates until the Class Certificate Balance thereof is reduced to zero. The amount of any Realized Loss allocated to the Class 1-PO Certificates on or before the Senior Credit Support Depletion Date for loan group 1 will be treated as a Class PO Deferred Amount. To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable from Available Funds of loan group 1 for the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class 1-PO Certificates before distributions of principal of the group 1 subordinated certificates. Any distribution of Available Funds in loan group 1 in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class 1-PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balance of the class of group 1 subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the related Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.

For purposes of allocating losses on the mortgage loans in a loan group to the related subordinated certificates, the Class 1-M and Class 2-M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each other class of related subordinated certificates. Within the Class 2-M, Class 1-B and Class 2-B Certificates, the distribution priorities are in numerical order.

The “Senior Credit Support Depletion Date” for a loan group is the date on which the Class Certificate Balance of each class of related subordinated certificates has been reduced to zero.

On each Distribution Date, (x) the applicable Non-PO Percentage of any Realized Loss on the mortgage loans in loan group 1 and (y) the amount of any Realized Loss on the mortgage loans in loan group 2 will be allocated:

•
first to the related subordinated certificates, in the reverse order of their priority of distribution (beginning with the class of subordinated certificates then outstanding with the lowest distribution priority), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and

•
second, to the related senior certificates (other than the related notional amount certificates and Class 1-PO Certificates, if applicable) and PO Components, if applicable, pro rata, based upon their respective Class Certificate Balances or Component Principal Balances, as applicable; provided however that any Realized Losses on the group 2 mortgage loans that would otherwise be allocated to the Class 2-A-1 Certificates will instead be allocated to the Class 2-A-2 Certificates, until its respective Class Certificate Balance has been reduced to zero.

On any Distribution Date following the Senior Credit Support Depletion Date for loan group 1, the Class Certificate Balance of each class of Exchangeable Certificates will also be reduced by a proportionate share of the amount of Realized Losses allocated to the related classes of Depositable Certificates on that Distribution Date and will also be increased by a proportionate share of the amount of Subsequent Recoveries allocated to the related classes of Depositable Certificates on that Distribution Date.

Because principal distributions are paid to some classes of certificates (other than the notional amount certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the related mortgage loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the mortgage loan exceeds the amount of liquidation proceeds applied to the principal balance of the related mortgage loan. See “Credit Enhancement — Subordination” in this free writing prospectus and in the prospectus.

A “Liquidated Mortgage Loan” is a defaulted mortgage loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

Annex I
Global Clearance, Settlement And Tax Documentation Procedures

Except in certain limited circumstances, the Offered Certificates will be offered globally (the “Global Securities”) and will be available only in book-entry form. Investors in the Global Securities may hold Such Global Securities through any of The Depository Trust Company (“DTC”) or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding Global Securities through Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between Euroclear and DTC Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Euroclear (in such capacity) and as DTC Participants.

Non-U.S. holders (as described below) of Global Securities will be Subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global Security and no “lock-up” or restricted period. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their Global Securities through Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior mortgage loan asset-backed certificates issues in same-day funds.

Trading between Euroclear Participants. Secondary market trading between Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading between DTC Seller and Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Euroclear Participant, the purchaser will send instructions to Euroclear through a Euroclear Participant at least one business day prior to settlement. Euroclear will instruct its Depositary to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of a 360-day year and twelve 30-day months. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the Depositary of the DTC Participant’s account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to Euroclear and by Euroclear, in accordance with its usual procedures, to the Euroclear Participant’s account. The Securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear cash debt will be valued instead as of the actual settlement date.

Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended at line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant’s or Euroclear Participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Euroclear through a Euroclear Participant at least one business day prior to settlement. In these cases Euroclear will instruct its Depositary to deliver the Global Securities to the DTC Participant’s account against payment. Payment will include interest accrued on the Global Securities from and including the last Coupon payment to and excluding the settlement date on the basis of a 360-day year and twelve 30-day months. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear Participant the following day, and receipt of the cash proceeds in the Euroclear Participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear Participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Euroclear and that purchase Global Securities from DTC Participants for delivery to Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

1.	borrowing through Euroclear accounts) for one day (until the purchase side of the day trade is reflected in their Euroclear accounts) in accordance with Euroclear’s Customary procedures;

2.
borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Euroclear account in order to settle the sale side of the trade; or

3.
staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear Participant.

Certain U.S. Federal Income Tax Documentation Requirements

A beneficial owner of Global Securities holding Securities through Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between Such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of such change.

Exemption for non-U.S. Persons with effectively connected income (Form W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

Exemptions for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a Global Security files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date such form is signed.

The term “U.S. Person” means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes organized in or under the laws of the United States or any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise) or (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (iv) a trust if a Court within the United States is able to exercise primary Supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be a U.S. Person. This Summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

Annex II

Available Exchanges of Depositable Certificates for Exchangeable Certificates(1)(2)

Classes of Depositable Certificates		Related Classes of Exchangeable Certificates
Classes of Depositable Certificates	Original Certificate Balance or Notional Amount	Classes of Exchangeable Certificates	Original Certificate Balance or Notional Amount		Pass-Through Rate
Recombination 1
Class 1-A-1	$79,091,000	Class 1-A-5	$129,259,000		6.25%
Class 1-A-2	$50,168,000

Recombination 2
Class 1-A-1	$79,091,000	Class 1-A-6	$132,320,000		6.25%
Class 1-A-2	$50,168,000
Class 1-A-3	$3,061,000

Recombination 3
Class 1-A-1	$79,091,000	Class 1-A-7	$148,126,000		6.25%
Class 1-A-2	$50,168,000
Class 1-A-3	$3,061,000
Class 1-A-4	$15,806,000

Recombination 4
Class 1-A-4	$15,806,000	Class 1-A-8(3)	$4,791,000		6.25%
		Class 1-A-9(3)	$11,015,000		6.25%

Recombination 5
Class 1-A-4	$15,806,000	Class 1-A-10	$15,806,000		6.00%
		Class 1-A-13	$632,240	(4)	6.25%

Recombination 6
Class 1-A-4	$15,806,000	Class 1-A-11	$15,806,000		5.75%
		Class 1-A-13	$1,264,480	(4)	6.25%

Recombination 7
Class 1-A-4	$15,806,000	Class 1-A-12	$15,806,000		5.50%
		Class 1-A-13	$1,896,720	(4)	6.25%

(1)
Depositable Certificates and Exchangeable Certificates may be exchanged only in the proportions shown in this Annex II. In any exchange, the relative proportions of the Depositable Certificates to be delivered (or, if applicable, received) in such exchange will equal the proportions reflected by the outstanding class certificate balances or notional amounts of the related Depositable Certificates at the time of exchange.

(2)
If, as a result of a proposed exchange, a certificateholder would hold a Depositable Certificate or Exchangeable Certificate of a class in an amount less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange.

(3)
The Class 1-A-8 and Class 1-A-9 Certificates are paid sequentially, to the Class 1-A-8 and Class 1-A-9 Certificates, in that order, until their respective class certificate balances are reduced to zero.

(4)	The Class 1-A-13 Certificates are interest only notional amount certificates.

II-1